                                                                      EXHIBIT 99

Management's Discussion and
Analysis of Financial Condition
and Results of Operations

     Effective December 31, 2000, Cleco Utility Group Inc. (Utility Group) merged into Cleco Power LLC (Cleco Power). Immediately prior to the merger, Cleco Power had only nominal assets or liabilities. Pursuant to the merger Cleco Power acquired all of the assets and assumed all of the liabilities and obligations of Utility Group.

     Effective July 1, 1999, Utility Group reorganized into a holding company structure. This reorganization resulted in the creation of a new holding company, Cleco Corporation (the Company), which holds investments in several subsidiaries, one of which, Cleco Power, contains the Louisiana Public Service Commission (LPSC) jurisdictional generation, transmission and distribution electric utility operations serving the Company's traditional retail and wholesale customers. Another subsidiary, Cleco Midstream Resources LLC (Midstream), operates competitive LPSC nonjurisdictional electric generation, oil and natural gas production, energy marketing and natural gas pipeline businesses. A third subsidiary, Utility Construction & Technology Solutions LLC (UtiliTech, formerly Cleco Services LLC), provides utility engineering and line construction services to municipal governments, rural electric cooperatives and investor-owned electric companies. There was no impact on the Company's Consolidated Financial Statements because the reorganization was accounted for similarly to a pooling of interests. Under the terms of the reorganization, the Company became the owner of all of Utility Group's outstanding common stock. Holders of then existing common stock and two series of preferred stock exchanged their stock in Utility Group for common stock in the Company. Shares of preferred stock in three series that did not approve the reorganization were redeemed for $5.7 million.

     In December 2000 management decided to sell substantially all of UtiliTech's assets and discontinue UtiliTech's operations after the sale. The sale is expected to be finalized during the first quarter of 2001 with all operations estimated to cease by March 31, 2001. Revenues and expenses associated with UtiliTech are not shown in their respective line items of the Company's Consolidated Statements of Income, but instead are netted and shown as loss from operations from a discontinued operation.

Results of Operations

EARNINGS

     The Company's consolidated 2000 earnings from continuing operations (net income from continuing operations) totaled $69.3 million, or $3.00 per basic average common share, an increase of $11.3 million, or $0.51 per share, compared to 1999. Earnings from continuing operations increased primarily due to increased earnings from Cleco Power and from tolling operations at a wholly owned subsidiary of Midstream, Cleco Evangeline LLC (Evangeline). The $4.2 million increase in earnings at Cleco Power was attributable to increased megawatt-hour (MWH) sales to regular customers. The increase in earnings at Evangeline was due to the commencement of commercial operations of the Evangeline generating plant during the summer of 2000. Offsetting the increases from continuing operations was the operating loss from the discontinued operation of UtiliTech of $5.4 million in 2000 compared to a $1.3 million loss in 1999. A loss on the disposal of UtiliTech of $1.5 million in 2000 further reduced earnings in 2000. Increasing earnings in 2000 was an extraordinary gain of $2.5 million due to the repurchase of debt within Midstream. Total net income applicable to common stock was $63.1 million, or $2.81 per basic average common share, compared to $54.8 million, or $2.43 per basic average common share, in 1999.

     The Company's consolidated 1999 earnings from continuing operations
(net income from continuing operations) totaled $58.1 million, or $2.49 per basic average common share, an increase of $4.1 million, or $0.18 per share, compared to 1998. Earnings increased primarily due to increased energy marketing operations within Cleco Power and Midstream. Gross margins from energy marketing operations (energy sales less energy purchases) increased $6.9 million. Moderating the increase in gross margins were $0.9 million of costs for holding company structure implementation, $2.0 million of costs for process redesign consultants and $1.3 million of start-up costs for Evangeline. Offsetting the increase in continuing operations is a loss of $1.3 million from the operations of UtiliTech compared to a loss of $0.2 million in 1998. Total net income applicable to common stock was $54.8 million, or $2.43 per basic average common share, in 1999 compared to $51.7 million, or $2.30 per basic average common share, in 1998.

     Earnings for past years are not necessarily indicative of future earnings and results. Future earnings will be affected by, among other things, weather conditions, the Company's business development programs, the overall economy of Cleco Power's service area, operating performance of the facilities of Cleco Power and Midstream, legislative and other regulatory changes, and increased competition.

CONSOLIDATED REVENUES, EXCLUDING DISCONTINUED OPERATION

     Consolidated operating revenues were $820.0 million in 2000, an increase of $55.6 million over 1999. The majority of the increase in 2000 revenues compared to 1999 revenues was due to an increase of $110.7 million in retail electric operations within Cleco Power. Offsetting the increase in retail electric operations was a decrease of $55.5 million in consolidated energy marketing and tolling operations between 2000 and 1999. Consolidated operating revenues were $764.4 million in 1999, an increase of $249.3 million over 1998 revenues. The majority of the increase was due to increased sales in consolidated energy marketing. Changes in consolidated revenues are further explained in the discussion of revenues relating to each segment of the Company below.

REVENUES AND SALES - CLECO POWER

                                       2000                   1999                  1998
------------------------------------------------------------------------------------------------
Revenues                      (Thousands)   Change   (Thousands)   Change   (Thousands)   Change
                             -------------------------------------------------------------------
Base                             $322,716      5.4 %    $306,225      3.1 %    $296,893      6.6%
Fuel cost recovery                296,812     46.5 %     202,565      6.4 %     190,387      7.1%
Estimated customer credits         (1,233)   (55.6)%      (2,776)   (42.2)%      (4,800)       -
Energy marketing                   18,078    (92.4)%     237,731    627.1 %      32,695        -
------------------------------------------------------------------------------------------------
         Total revenues          $636,373    (14.4)%    $743,745     44.4 %    $515,175     12.9%
------------------------------------------------------------------------------------------------

     Retail rates for residential, commercial and industrial customers and other retail sales (approximately 75% of the Company's consolidated revenues in 2000) are regulated by the LPSC. Rates for transmission and wholesale power sales are regulated by the Federal Energy Regulatory Commission (FERC). Retail rates consist of a base rate and a fuel rate. Base rates are designed to allow recovery of the cost of providing service and a return on utility assets. Fuel rates fluctuate, allowing recovery of, with no profit, the majority of costs of purchased power and fuel used to generate electricity. Energy marketing revenues are based on the electric and natural gas markets, which are affected by supply and demand of those commodities, as well as Cleco Power's marketing strategies.

     Cleco Power's base revenues were reduced $3.0 million annually beginning November 1, 1996, and were reduced by an additional $2.0 million annually beginning January 1, 1998, as part of an LPSC earnings review. Revenues in 2000, 1999 and 1998 were reduced further by $1.2 million, $2.8 million and $4.8 million, respectively, for one-time customer rate refunds based on the same LPSC settlement. For more information on the LPSC settlement, see "Financial Condition - Retail Rates of Cleco Power" below.

     Most of the $16.5 million increase in base revenues in 2000 compared to 1999 was primarily due to a 4.9% increase in kilowatt-hour (kWh) sales to regular customers caused by warmer than normal summer weather and the third coldest December on record in Cleco Power's service territory. The remainder of the increase was largely due to increased transmission and miscellaneous revenues.

     Fuel cost recovery revenues collected in 2000 increased $94.2 million over 1999 mainly because of the increase in natural gas prices in 2000 compared to 1999, which increased the cost to generate power from Cleco Power's own generation stations and increased the cost of purchased power in the region. Most of the cost of fuel and purchased power is currently passed on to customers through fuel cost adjustment clauses. Generally, fluctuations in fuel and purchased power cost do not materially affect net income. For information on changes in the fuel adjustment clauses, see "Financial Condition - Retail Rates of Cleco Power" below.

         Energy marketing revenues decreased $219.7 million in 2000 compared to 1999 due to a reduced level of energy trading activities resulting from a refinement of trading practices within Cleco Power and from the transfer of the Coughlin Power Station (CPS) to Evangeline. Management expects energy trading revenues during the next year to be in line with year 2000 levels.

     Approximately half of the $9.3 million increase in base revenues in 1999 compared to 1998 was due to a 2.9% increase in sales to regular customers. The increase in sales to regular customers in 1999 compared to 1998 resulted primarily from increased sales to commercial and industrial customers primarily driven by increased economic growth in the region. The remainder of the increase was due largely to increased transmission and miscellaneous revenues.

     Fuel cost recovery revenues collected in 1999 increased $12.2 million over 1998 mainly because increased demand for power necessitated the purchase of more power on the wholesale market at higher prices in 1999 than in 1998.

     Energy marketing revenues increased $205.0 million in 1999 compared to 1998 due to several factors. Cleco Power's electric marketing operation was not operational until late in the second quarter of 1998 and was still in start-up mode in the third quarter of 1998. Additionally, in 1998 the operation traded only in the Into Entergy market, whereas in 1999, it expanded into the Cinergy market. In 1999 the operation also started marketing natural gas.

     Weather influences the demand for electricity, especially among residential customers. Much of this demand is measured in cooling degree days and heating degree days. A cooling degree day is an indication of the likelihood of a consumer utilizing air conditioning while a heating degree day is an indication of the likelihood of a consumer utilizing heating. The following chart indicates the percentage variance from normal and from the prior year for combined cooling/heating degree days for 2000, 1999 and 1998.

Combined Cooling/Heating Degree Days

                                 2000     1999     1998
--------------------------------------------------------
Increase/(Decrease)
From Normal                       5.1%    (3.4)%    1.0 %
Increase/(Decrease)
From Prior Year                   8.6%    (4.3)%   (3.0)%

     Demand for electricity by commercial and industrial customers is primarily dependent upon the strength of the economy in the service territory and the nation and is less affected by weather. Sales to industrial customers also are affected by the worldwide demand for wood products since Cleco Power's two largest customers are producers of such products. The following chart compares the kWh sales by customer class, for 2000, 1999 and 1998.

                                                 2000                    1999                  1998
---------------------------------------------------------------------------------------------------------------
                                         Million kWh   Change     Million kWh  Change   Million kWh   Change
                                      -------------------------------------------------------------------------
Electric Sales
---------------------------------------------------------------------------------------------------------------
  Residential                              3,357          4.6 %       3,208      (0.7)%       3,230     13.8 %
  Commercial                               1,675          4.9 %       1,597       4.4 %       1,529      9.8 %
  Industrial                               2,926          7.6 %       2,720       8.0 %       2,518      2.1 %
  Other retail                               589          2.6 %         574       3.4 %         555      4.0 %
---------------------------------------------------------------------------------------------------------------
  Total retail                             8,547          5.5 %       8,099       3.4 %       7,832      8.3 %
  Sales for resale                           342         (8.3)%         373      (7.2)%         402     29.3 %
---------------------------------------------------------------------------------------------------------------
  Total sales to regular customers         8,889          4.9 %       8,472       2.9 %       8,234      9.2 %
  Short-term sales to other utilities         77        (38.9)%         126      65.8 %          76    (51.6)%
  Sales from marketing activities             81        (98.6)%       5,815     467.3 %       1,025        -
---------------------------------------------------------------------------------------------------------------
           Total electric sales            9,047        (37.2)%      14,413      54.4 %       9,335     21.2 %
---------------------------------------------------------------------------------------------------------------

     The increase in sales to commercial and industrial customers during 2000 compared to 1999 resulted primarily from increased economic growth in the region served by Cleco Power and in the United States generally.

     The increase in sales to residential customers during 2000 compared to 1999 resulted primarily from warmer than normal spring and summer seasons in 2000 and colder than normal weather during the winter of 2000.

     The increase in sales to commercial and industrial customers during 1999 as compared to 1998 resulted primarily from increased economic growth in the region served by Cleco Power and in the United States generally.

     During the last five years, sales growth to retail electric customers averaged 4.5% and, based on current information, is expected to range from 2% to 3% per year during the next five years. The levels of future sales will depend upon factors such as weather conditions, customer conservation efforts, Cleco Power's retail marketing and business development programs, and the overall economy of the service area. Some of the issues facing the electric utility industry that could affect sales include deregulation, retail wheeling, legislative and regulatory changes, retention of large industrial customers, franchises, changes in electric rates compared to customers' ability to pay and access to transmission systems.

     Sales from energy marketing activities are primarily affected by transmission constraints, demand versus supply, Cleco Power's marketing strategy and market prices. The decrease in sales from marketing activities in 2000 over 1999 was due to a reduced level of energy trading activities resulting from a refinement of trading practices within Cleco Power and from the transfer of CPS to Evangeline. The increase in sales of electricity from marketing activities in 1999 over 1998 was due to a full year of marketing of electricity in 1999. The Company is exploring the possibility of transferring additional generation facilities from Cleco Power to Midstream. Management is unable to predict whether it will be able to transfer any additional generation from Cleco Power to Midstream or what impact any such transfer would have on the Company's financial condition or results of operations.

REVENUES AND SALES - MIDSTREAM

     Midstream's revenue in 2000 was $183.6 million, an increase of $162.7 million compared to 1999, which primarily resulted from energy marketing and tolling activities which accounted for 99.7% of total Midstream 2000 revenues. The three main subsidiaries of Midstream are Evangeline, Cleco Marketing & Trading LLC (CMT) and Cleco Energy LLC (Energy).

     Evangeline's tolling revenue in 2000 was $41.3 million and was derived from the Evangeline Capacity Sale and Tolling Agreement (Evangeline Tolling Agreement) and the Interim Tolling Agreement with Williams Energy Marketing and Trading Company (Williams). In July 2000 Unit No. 7 of the Evangeline power plant commenced commercial operation. The other unit at the plant, Unit No. 6, commenced commercial operation during June 2000. In 2001 revenues and operating expenses relating to both units are reflected on the Company's Consolidated Statements of Income after they commenced commercial operation. Revenues expected to be recognized from the Evangeline Tolling Agreement in 2001 are as follows: 15% in the first quarter, 15% in the second quarter, 50% in the third quarter and 20% in the fourth quarter. Tolling revenues are primarily affected by the availability of the Evangeline power plant to operate and other characteristics of the plant. See Notes to the Consolidated Financial Statements, Note B - "Summary of Significant Accounting Policies - Revenues and Fuel Costs - Tolling Revenues" for more information.

     CMT's and Energy's revenues in 2000 were $141.8 million, an increase of $123.1 million compared to 1999. The primary reason for the increase was CMT began operations in July 1999, whereas CMT had an entire year of operations in 2000. The main business of CMT is marketing wholesale natural gas and electricity in Louisiana and Texas. Sales from energy marketing activities are primarily affected by transportation constraints, demand versus supply, ability to meet margin calls and market prices.

     Midstream's revenue in 1999 was $20.9 million and was derived mainly from one of its subsidiaries, CMT, which began operations in July 1999 and represented approximately 89% of Midstream's revenues during 1999. Midstream had minimal revenues in 1998 due to its organization in the fourth quarter of 1998.

Fuel, Purchased Power and Purchases for Energy Marketing - Cleco Power

     Changes in fuel and purchased power expenses reflect fluctuations in generation mix, fuel costs, availability of economy power and deferral of expenses for recovery from customers through fuel adjustment clauses in subsequent months. The following table shows the amount and changes in fuel and purchased power expenses for 2000, 1999 and 1998.

                                           2000                      1999                      1998
-----------------------------------------------------------------------------------------------------------
                                  (Thousands)    Change     (Thousands)    Change    (Thousands)    Change
                                 --------------------------------------------------------------------------
Fuel used for electric
  generation                         $182,023      25.3 %      $145,229       1.7%      $142,737       4.9%
Power purchased                       121,963      86.8 %        65,303      23.2%        53,011      18.9%
-----------------------------------------------------------------------------------------------------------
  Total fuel expenses                $303,986      44.4 %      $210,532       7.6%      $195,748       8.4%
-----------------------------------------------------------------------------------------------------------

Gas purchased for marketing          $ 11,136     (54.9)%      $ 24,687         -              -         -
Power purchased for marketing        $  2,447     (98.8)%      $205,397     651.8%      $ 27,322         -

     Total fuel expense increased $93.5 million in 2000 compared to 1999 primarily due to increased prices in natural gas and increased demand from native load customers. Of the 1,359 megawatts (MW) of Cleco Power's generating capacity, 437 MW uses natural gas as the source of fuel, 440 MW can use either natural gas or fuel oil, 157 MW can use either natural gas or coal, and 325 MW uses lignite.

     Purchased power increased $56.7 million in 2000 compared to 1999 largely due to the amount of generation in the region that uses natural gas as a fuel, the overall increase in demand in the region and the reduction of generation capacity resulting from the transfer of CPS.

     Power and gas purchased for marketing primarily in 2000 decreased $216.5 million compared to 1999 mainly due to a reduced level of energy trading activities resulting from a refinement of trading practices within Cleco Power and from the transfer of CPS to Evangeline.

     Total fuel expense increased $14.8 million in 1999 compared to 1998 primarily due to increased demand from native load customers, which necessitated the purchase of more power on the wholesale market at higher prices than in 1998. Power purchased for marketing in 1999 compared to 1998 increased largely due to a full year of activity in the energy marketing operations in 1999. Natural gas marketing did not begin until 1999.

     Coal and lignite are obtained under long-term contracts. Natural gas is purchased for Cleco Power's use under short-term contracts. Cleco Power has several power contracts with two power marketing companies for 605 MW of capacity in 2000, increasing to 760 MW of capacity in 2004. Power is purchased from other utilities to supplement Cleco Power's generation resources at times of relatively high demand, as well as when the purchase price is less than Cleco Power's cost of generation and when transmission capacity is available to transport the energy to Cleco Power's system. During 2000, 34% of Cleco Power's energy requirements were met with purchased power, up from 27% in 1999 and 24% in 1998.

     In future years Cleco Power's generating facilities may not supply enough electric power to meet its growing native load demand. Because of its location on the transmission grid, Cleco Power relies on one main supplier of electric transmission and is sometimes constrained as to the amount of purchased power it can bring into its system. The power contracts described above are not expected to be affected by such transmission constraints. The Company is exploring the possibility of transferring generation facilities from Cleco Power to Midstream. Management is unable to predict whether it will be able to transfer any additional generation from Cleco Power to Midstream or what impact any such transfer would have on the Company's financial condition or results of operations.

     Cleco Power and the joint owner of one of its electric generating units jointly filed suit in 1997 against a joint venture and its partners who mine lignite for the generating unit. The joint venture has filed counterclaims. The counterclaims caused Cleco Power and the joint owner to file another suit against the joint venture's parent company. Management believes the counterclaims, if successful, would not have a material adverse effect on Cleco Power's financial condition or results of operations. Normal day-to-day operations continue at the mining facility and the jointly owned electric generating unit. See Note Q - "Legal Proceeding: Fuel Supply - Lignite" for more information.

     Energy owns and operates natural gas pipelines at two of Cleco Power's generating plants where natural gas is used as a primary fuel. These pipelines increase access to natural gas markets and lower the cost of gas supplies.

PURCHASES FOR ENERGY MARKETING - MIDSTREAM

     Purchases for energy marketing in Midstream were $134.1 million in 2000, an increase of $119.8 million compared to 1999. Energy marketing expenses are incurred by CMT, Energy and Evangeline. The primary reasons for the increase are a full year of trading during 2000 at CMT and the start-up of Evangeline in 2000.

     Purchases for energy marketing operations in CMT and Energy were $127.7 million, an increase of $113.6 million compared to 1999. The primary reason for the increase was CMT began operations in July 1999, whereas CMT had an entire year of operations in 2000.

     Purchases for energy marketing expenses in Evangeline were $6.9 million in 2000, which relates to purchases for replacement power provided to Williams under the Evangeline Tolling Agreement. When Evangeline's plant is unable to operate, Evangeline has the option to purchase replacement power to provide to Williams. By providing replacement power, Evangeline can maintain certain capacity requirements under the Evangeline Tolling Agreement and be reimbursed by Williams for replacement power based upon the heat rate of the plant, the price of natural gas and the amount of MWH of replacement power provided to Williams.

NONFUEL OPERATING EXPENSES AND INCOME
TAXES - ALL SEGMENTS, EXCLUDING
DISCONTINUED OPERATION

     Changes in consolidated nonfuel operating expenses for all segments for 2000, 1999 and 1998 were as follows:

                                           2000                      1999                      1998
-----------------------------------------------------------------------------------------------------------
                                  (Thousands)    Change     (Thousands)    Change    (Thousands)    Change
                                 --------------------------------------------------------------------------
Other operations                    $ 90,766       14.5%      $ 79,240       11.5 %    $ 71,066       10.0%
Maintenance                           35,271       18.2%        29,852       (1.4)%      30,285       30.0%
Depreciation                          55,840       11.8%        49,966        3.3 %      48,382        5.4%
Other taxes                           37,429        3.8%        36,045        1.8 %      35,420        6.0%
-----------------------------------------------------------------------------------------------------------
         Total                      $219,306       12.4%      $195,103        5.4 %    $185,153       10.7%
-----------------------------------------------------------------------------------------------------------

     Other operations expense increased $11.5 million in 2000 compared to 1999. Approximately $5.2 million of the increase was in Cleco Power. Energy capacity payments increased $10.2 million in 2000 compared to 1999 primarily due to increased purchased power for native load, offset by decreased expenses in transmission, distribution and customer accounting operations. The majority of the remaining $6.3 million of the increase is within Midstream and is primarily due to the operations of Evangeline and asset development efforts.

     Maintenance expense increased $5.4 million in 2000 compared to 1999. Evangeline's maintenance increased $1.5 million due to the commencement of operations during 2000. Maintenance within Cleco Power increased $1.5 million in 2000 compared to 1999 mainly due to overhead distribution maintenance.

     Depreciation expense increased $5.9 million in 2000 compared to 1999 primarily attributable to a $4.2 million increase in Evangeline's depreciation due to the commencement of commercial operations during 2000.

     The 1999 increase in other operations expense was mainly due to start-up expenses in the Midstream subsidiaries and increased charges of wheeling purchased power into Cleco Power's system.

     A number of parishes (counties) have attempted in recent years to impose franchise fees on retail revenues earned within the unincorporated areas which Cleco Power serves. If the parishes are ultimately successful, Cleco Power's taxes other than income taxes could increase substantially in future years.

INTEREST INCOME, OTHER INCOME, AND
INTEREST EXPENSE - ALL SEGMENTS,
EXCLUDING DISCONTINUED OPERATION

     Interest income in 2000 was $6.6 million, a $4.9 million increase compared to 1999. Evangeline's interest income was $2.9 million in 2000, an increase of $2.8 million compared to 1999. The increase was primarily due to the interest earned from investing the proceeds of the Evangeline senior secured bonds and the equity infusion in Evangeline from the Company. The Company earned $2.5 million from investing proceeds of the $100 million bond issuance.

     Interest income in 1999 increased $1.3 million compared to 1998 mainly due to interest related to federal tax refunds and Cleco Power carrying more investments than in previous years, as a result of pre-funding the refinancing of medium-term notes.

     Interest expense for 2000 was $48.7 million, an increase of $20.3 million compared to 1999. Interest expense at Evangeline for 2000 was $11.2 million compared to $0.2 million in 1999. The increase at Evangeline was mainly caused by the Evangeline senior secured bonds issued in December 1999. Interest expense increased $6.2 million in 2000 compared to 1999 largely due to the issuance by the Company of $100 million in notes in May 2000 and the increased balance in commercial paper issued.

     Interest expense for 1999 increased $1.4 million compared to 1998. The increase is primarily due to several factors: higher interest rates on variable rate short-term debt during 1999; higher interest expense on Cleco Power's pollution control bonds due to the refinancing of the bonds at a fixed rate; and the replacement of short-term debt at Cleco Power with medium-term notes in order to pre-fund the refinancing of medium-term notes at Cleco Power.

ALLOWANCE FOR FUNDS USED DURING
CONSTRUCTION (AFUDC)

     AFUDC represents Cleco Power's estimated cost of financing LPSC and FERC rate-regulated construction and is not a current source of cash. A return on and recovery of AFUDC is permitted by regulatory bodies in setting rates charged for utility services. AFUDC accounted for 1.0% of net income applicable to common stock in 2000, compared to 0.9% in 1999 and 2.2% in 1998.

INCOME TAX EXPENSE

     Income tax expense for 2000 increased by $7.2 million compared to 1999 primarily due to higher earnings. The $1.0 million increase in income tax expense in 1999 compared to 1998 also was a result of slightly higher earnings. See Note K - "Income Tax Expense" for additional information.

DISCONTINUED OPERATION

     In December 2000 management decided to sell substantially all of UtiliTech's assets and discontinue UtiliTech's operations after the sale. The sale is expected to be finalized during the first quarter of 2001 with all operations estimated to cease by March 31, 2001. Additional information about UtiliTech is as follows:

                                 For the year ended December 31,
                                       2000      1999     1998
----------------------------------------------------------------
                                            (Thousands)
Revenues                             $18,125   $ 6,866   $ 214
Pretax loss from
   operations of UtiliTech           $ 8,801   $ 1,966   $ 275
Income tax benefit
   associated with loss
   from operations                   $ 3,390   $   662   $ 106
Pretax loss from
   disposal of UtiliTech             $ 2,358   $     -   $   -
Income tax benefit
   associated with loss
   on disposal                       $   908   $     -   $   -

EXTRAORDINARY GAIN

     In March 2000 Four Square Gas, a wholly owned subsidiary of Energy, which is wholly owned by Midstream, paid a third party $2.1 million for a note with a face value of approximately $6.0 million issued by Four Square Production, another wholly owned subsidiary of Energy. The note relates to the production assets held by Four Square Production which were classified as assets available for sale, described in Note H - "Assets Held for Sale," below. As part of the transaction, the third-party debt holder sold the note, associated mortgage, deed of trust and pledge agreement and assigned a 5% overriding royalty interest in the production assets to Four Square Gas. Four Square Gas paid, in addition to the $2.1 million, a total of 4.5% in overriding royalty interest in the production assets. Four Square Gas borrowed the $2.1 million from the Company. The gain of approximately $3.9 million was offset against the $1.4 million of income tax related to the gain to arrive at the extraordinary gain, net of income tax, of approximately $2.5 million. For the year ended December 31, 2000, the extraordinary gain, net of income tax, had a basic earnings per share impact of $0.11 and a diluted earnings per share impact of $0.10.

Financial Condition
LIQUIDITY AND CAPITAL RESOURCES

     Financing for construction requirements and operational needs is dependent upon the cost and availability of external funds through capital markets and from financial institutions at both a company level and a project level. Access to funds is dependent upon factors such as general economic conditions, regulatory authorizations and policies, the Company's credit rating, the credit rating of its subsidiaries, the operations of projects funded and the pro-forma economics of projects to be funded.

     At December 31, 2000 and 1999, there were $96.0 million and $26.0 million, respectively, of short-term debt outstanding in the form of commercial paper and bank loans. The following table shows short-term debt by subsidiary.

                                  At December 31,
                               2000           1999
-----------------------------------------------------
Cleco Corporation                  (Thousands)
(Holding company level)
   Commercial paper         $ 54,220              -
   Bank loans                      -       $ 20,000
Cleco Power
   Commercial paper           41,397          5,989
Midstream
   Bank loans                    340              -
-----------------------------------------------------
Total                       $ 95,957       $ 25,989
-----------------------------------------------------

CLECO CORPORATION
(HOLDING COMPANY LEVEL)

     Commercial paper increased at the Company level by $54.2 million at December 31, 2000, compared to the same date in 1999, as a result of (i) the extinguishment of $20 million of bank loans by the Company and (ii) project funding at Midstream. Two credit facilities for the Company totaling $200 million are structured so that $120 million is scheduled to terminate on June 14, 2001, and $80 million is scheduled to terminate on August 25, 2002. The facilities provide for working capital and other needs of the Company and its subsidiaries. Guaranties issued by the Company to third parties for certain types of transactions between those parties and the Company's subsidiaries, other than Cleco Power, will reduce the amount of the facilities available to the Company by an amount equal to the stated or determinable amount of the primary obligation. In addition, certain indebtedness incurred by the Company outside of these facilities will reduce the amount of the facilities available to the Company. The amount of such guaranties and other indebtedness at December 31, 2000 and 1999, totaled $60.9 million and $18.2 million, respectively. Uncommitted lines of credit with banks totaling $5 million are also available to support working capital needs.

CLECO POWER

     Commercial paper increased at Cleco Power by $35.4 million at December
31, 2000, compared to the same date in 1999, due to the maturity of $25 million in medium-term notes and the need to fund increased fuel costs until cash is received from customers. An existing $100 million Cleco Power revolving credit facility is scheduled to terminate on June 14, 2001. This facility provides support for the issuance of commercial paper and working capital needs.

OTHER

     At December 31, 2000, CLE Resources, Inc. (Resources), a wholly owned subsidiary of the Company, held $18.8 million of cash and marketable securities compared to $13.1 million at December 31, 1999. This cash and marketable securities are committed to supporting activities of affiliates.

     Restricted cash represents cash to be used for specific purposes. Approximately $15.8 million in restricted cash at December 31, 2000, represents deposits into an escrow account for credit support as required by a provision of the Evangeline Tolling Agreement. The credit support is to be maintained as security for the performance of certain obligations by Evangeline under to the Agreement. Upon the fulfillment of certain conditions specified in the agreement, the credit support can be reduced to $13 million. The remaining $39.5 million of restricted cash at December 31, 2000, consists of the remaining proceeds from the sale of Evangeline senior secured bonds, a capital contribution from Midstream, cash received from Williams pursuant to the Evangeline Tolling Agreement, less cash distributed to Midstream. The construction of the project is complete and the plant has begun commercial operation. However, the $55.3 million of restricted cash at December 31, 2000, remains restricted under the bond indenture until certain of its provisions are met. As the provisions are met, cash is transferred out of the escrow account and is available for general corporate purposes.

CASH GENERATION AND CASH REQUIREMENTS

Cash Flows

     During 2000 cash flows from operating activities generated $81.7 million, as shown in the Consolidated Statements of Cash Flows. Net cash provided by operating activities resulted from net income, adjusted for noncash charges to income and changes in working capital. The net cash used in investing activities of $209.7 million related primarily to additions to property, plant and equipment and changes in utility and nonutility investments. Net cash provided by financing activities of $132.2 million resulted principally from the issuance of $100 million in senior unsecured notes by the Company in May 2000, cash transferred from the restricted escrow account and issuance of short-term debt. Net cash provided by financing activities was reduced by payment of dividends to shareholders and the maturity of medium-term notes at Cleco Power.

     On May 25, 2000, the Company issued $100 million aggregate principal amount of its five-year senior unsecured notes. The new notes bear interest at 8.75% per year and mature on June 1, 2005. Approximately $50 million of the proceeds from the notes offered were used to pay down commercial paper financing. The remainder was used to invest in joint ventures at Midstream.

Shelf Registrations

     At December 31, 2000, the Company had a shelf registration statement providing for the issuance of $100 million aggregate principal amount of its debt securities. In February 2001, the Company filed a shelf registration statement providing for the issuance of up to $150 million of common stock, preferred stock and trust preferred securities, or any combination thereof. In addition, at December 31, 2000, Cleco Power had a shelf registration providing for the issuance of $200 million aggregate principal amount of medium-term notes for which LPSC approval has been obtained.

Construction and Investment
in Subsidiaries Overview

     The Company has divided its construction and investments along its major first-tier subsidiaries - Cleco Power and Midstream. Cleco Power construction consists of assets that may be added to Cleco Power's rate base, and the cost of which, if considered prudent by the LPSC, may be passed on to jurisdictional customers. Those assets earn a rate of return restricted by the LPSC and are subject to the rate agreement described under "Retail Rates of Cleco Power." Construction consists of additions to Cleco Power's distribution system, improvements to its transmission system and improvements at its generation stations. Midstream construction and investment consist of assets whose rate of return is largely determined by the market, not the LPSC. Examples include the repowering of the Evangeline facility, additions to gas pipeline transmission systems and investments in joint ventures engaged in constructing and owning power plants.

     The Company is exploring the possibility of transferring generation facilities from Cleco Power to Midstream. Management is unable to predict whether it will be able to transfer any additional generation from Cleco Power to Midstream or what impact any such transfer would have on the Company's financial condition or results of operations.

     Other subsidiaries had construction expenditures of $5 million during 2000 and $0.2 million during 1999. The expenditures primarily relate to the installation of new financial software by Cleco Support Group LLC (Support Group) in order to meet the growing needs of the Company and its subsidiaries. Other construction expenditures for 2001 are estimated to total $9 million and for the five-year period ending 2005 are expected to total $14.6 million. The majority of the planned other construction in the five-year period will go toward the installation of new financial software by Support Group.

Cleco Power Construction

     In recent years Cleco Power's construction program has consisted primarily of additions to its distribution system, improvements to its transmission system and improvements at its generation stations. Cleco Power's construction expenditures, excluding AFUDC, totaled $47.9 million in 2000 and $51.7 million in 1999.

     Cleco Power's construction expenditures, excluding AFUDC, for 2001 are estimated to be $57 million and for the five-year period ending 2005 are expected to total $249 million. About one-half of the planned construction in the five-year period will support line extensions and substation upgrades to accommodate new business and load growth. Some investment will be made to rehabilitate older transmission, distribution and generation assets. Cleco Power will also continue to invest in technology to allow it to operate more efficiently.

     In 2000 and 1999, 100% of Cleco Power's construction requirements were funded internally, as compared to 99.8% in 1998. In 2001, 100% of construction requirements are expected to be funded internally. For the five-year period ending 2005, 96% of the construction requirements are expected to be funded internally.

Midstream Construction
and Investment in Subsidiaries

     Before 1998 construction within Midstream companies had consisted of a series of natural gas interconnections between several gas transmission pipelines and Cleco Power's generation stations that use natural gas. In 1998 Midstream started the repowering project at Evangeline Power Station. Additions to property, plant and equipment totaled $60.3 million in 2000 and $127.3 million in 1999. Cash investments in subsidiaries, discussed below, totaled $97.7 million in 2000 and zero in 1999. Total construction and investment in subsidiaries totaled $158 million in 2000 and $127.3 million in 1999. At December 31, 2000, Evangeline had total capitalized costs of $218.6 million and construction work in progress of $7.1 million.

     During 2000 Midstream announced the formation of two joint ventures, both of which are 50% owned by Midstream.

     Acadia Power Partners LLC (APP) is a joint venture with Calpine Corporation which is in the process of constructing a 1,000 MW combined-cycle, natural gas-fired power plant near Eunice, Louisiana. Total construction costs of the plant to be incurred by APP are estimated at $564 million with an estimated completion date of mid-2002. As of December 31, 2000, Midstream had contributed $97.2 million to APP. Midstream expects to contribute another $33 million to APP by the end of the first quarter of 2001. In the second quarter of 2001, the Company expects APP to receive interim non-recourse project financing and to reimburse the Company for a large portion of the contributions to APP. Permanent non-recourse financing at APP is expected to be received by the end of 2001. Midstream's total equity contribution to APP, net of reimbursement from permanent and interim project financing, is expected to be approximately $80 million. See Note S - "Commitments and Contingencies" for information concerning an action relating to APP's water and air permits.

     Perryville Energy Partners LLC (PEP) is a joint venture with Mirant Corporation (formerly Southern Energy Inc.) that is in the process of constructing a 700 MW combined-cycle, natural gas-fired power plant in Perryville, Louisiana. Total construction costs of the plant to be incurred by PEP are estimated at $340 million. A 150 MW combustion turbine operating in simple cycle is expected to be operational by the summer of 2001. Full commercial operation in combined cycle is expected for the summer of 2002. As of December 31, 2000, Midstream had advanced PEP $11.2 million which it expects to be reimbursed in the first quarter of 2001 by interim non-recourse project financing obtained by PEP. Permanent non-recourse financing at PEP is expected to be received in the second quarter of 2001. Total equity contribution in PEP, net of reimbursement from permanent and interim project financing, is expected to be approximately $34 million. See Note S - "Commitments and Contingencies" for information concerning an action relating to PEP's air permit.

     Expenditures for 2001 for Midstream's construction and net investment in subsidiaries are estimated to total $47.9 million and for the five-year period ending 2005 are expected to total $497 million. Most of the planned construction and investment in the five-year period will consist of investment in APP and PEP, additional generation facilities (including the potential transfer of Cleco Power generation facilities to Midstream) and the potential acquisition of natural gas assets.

     In 2000, 15.3% of Midstream's construction and investment in subsidiaries requirements were funded internally, compared to 1.6% in 1999 and 14.3% in 1998. In 2001, 49% of Midstream's construction and investment in subsidiaries requirements are expected to be funded internally. For the five-year period ending 2005, 61% of Midstream's construction and investment in subsidiaries requirements are expected to be funded internally.

Other Cash Requirements

     Scheduled maturities of debt and preferred stock will total about $30.7 million for 2001 and approximately $297.5 million for the five-year period ending 2005. In 1991 the Company began a common stock repurchase program in which up to $23 million of common stock may be repurchased. The Company's purchases of common stock under its repurchase program depend on a number of factors including market conditions. The purchases may or may not be announced in advance and may be made in the open market or in privately negotiated transactions. During 2000 and 1998, the Company did not repurchase common stock under the repurchase plan. In 1999 the Company repurchased common stock at a cost of $3.8 million.

Inflation

     Annual inflation rates, as measured by the U.S. Consumer Price Index, have averaged approximately 2.6% during the three years ended December 31, 2000. Management believes that inflation, at this level, does not materially affect the Company's results of operations or financial position. However, under existing regulatory practices, only the historical cost of plant is recoverable from customers. As a result, Cleco Power's cash flows designed to provide recovery of historical plant costs may not be adequate to replace plant in future years.

INDUSTRY DEVELOPMENTS / CUSTOMER
CHOICE

     Forces driving increased competition in the electric utility industry involve complex economic, technological, legislative and regulatory factors. These factors have resulted in the introduction of federal and state legislation and other regulatory initiatives that could potentially produce even greater competition at both the wholesale and retail levels in the future. Cleco Power and a number of parties, including other Louisiana electric utilities, certain power marketing companies and various associations representing industry and consumers, have been participating in electric industry restructuring activities before the LPSC since 1997. In 2000 the LPSC staff developed a transition to competition plan that was presented to the LPSC. The staff's plan would allow large industrial customers to have the opportunity to choose a power provider starting in January 2003. The plan does not suggest a date for residential or commercial customers. The LPSC is currently receiving comments and is reviewing the plan. Several neighboring states have passed legislation providing for retail choice by 2002. At the Federal level, several bills, some with conflicting provisions, have been introduced and actively debated this past year to promote a competitive environment in the electric utility industry, although none were passed. Conversely, the troubled electric supply situation experienced in California this past year has led many in the industry to reexamine the restructuring process. While a competitive environment continues to be espoused in many areas, several states have reduced or eliminated their restructuring efforts or have asked for delays in implementing already passed rules or legislation. Management expects the debate relating to customer choice and other related issues to continue in legislative and regulatory bodies in 2001. At this time, Cleco Power cannot predict whether any legislation or regulation affecting it will be enacted or adopted during 2001 and, if enacted, what form such legislation or regulation would take.

     The Company is exploring the possibility of transferring generation facilities from Cleco Power to Midstream. Management believes any potential transfer of LPSC jurisdictional generation facilities from Cleco Power to Midstream would be accompanied by consumer safeguards for Cleco Power's retail customers. Management is unable to predict whether it will be able to transfer any additional generation from Cleco Power to Midstream or what impact any such transfer would have on the Company's financial condition or results of operations.

     A potentially competitive environment presents the opportunity to supply electricity to new customers, as well as the risk of losing existing customers. Management believes that Cleco Power is a reliable, low-cost provider of electricity, and as such is currently positioned to compete effectively in a restructured electric marketplace.

RETAIL RATES OF CLECO POWER

     Retail rates regulated by the LPSC account for approximately 75% of the Company's consolidated 2000 revenues. Fuel costs and monthly fuel adjustment billing factors are subject to audit by the LPSC. In the past, Cleco Power has sought increases in base rates to reflect the cost of service related to plant facility additions and increases in operating costs. If Cleco Power requests an increase in rates and adequate rate relief is not granted on a timely basis, the ability to attract capital at reasonable costs to finance operations and capital improvements might be impaired.

     The LPSC elected in 1993 to review the earnings of all electric, gas, water and telecommunications utilities it regulated to determine whether the returns on equity of these companies may be higher than returns that might be awarded in the then-current economic environment. In 1996 the LPSC approved a settlement of Cleco Power's earnings review, providing customers with lower electricity rates. A base rate decrease of $3 million annually became effective November 1, 1996, with a second decrease of an additional $2 million annually effective January 1, 1998. The terms of this settlement were to be effective for a five-year period. In February 1999 the period was extended three years until 2004 under an agreement with the LPSC to transfer the existing assets of CPS from Cleco Power's LPSC regulated rate base into Evangeline, which then repowered the generating plant.

     During the eight-year period ending September 30, 2004, an LPSC-approved rate stabilization plan is in place. This plan allows Cleco Power to retain all earnings equating to a regulatory return on equity up to and including 12.25% on its regulated utility operations. Any earnings that result in a return on equity over 12.25% and up to and including 13% will be shared equally between Cleco Power and its customers. Any earnings above 13% will be fully refunded to customers. This effectively allows Cleco Power the opportunity to realize a regulatory rate of return of up to 12.625%. As part of the rate stabilization plan, the LPSC will annually review revenues and return on equity. If Cleco Power is found to be achieving a regulatory return on equity above the minimum 12.25%, a refund will be made in the form of billing credits during the month of September following the evaluation period. Customers received a refund of $1.1 million in September 2000. Of that amount, approximately $0.6 million was reflective of the earnings level achieved in the previous earnings period while the remainder originated from a settlement agreement with the LPSC pertaining to the 1998 earnings period. The determination of any refund relative to the 2000 earnings monitoring period is under review by LPSC staff. See Note M- "Accrual of Estimated Customer Credits" for information concerning amounts accrued by Cleco Power based on the settlement agreement and Note P -"Proceedings before the LPSC" for information regarding a settlement with the LPSC.

     In November 1997 the LPSC issued an order in a generic docket which promulgated new standards for the monthly Fuel Adjustment Clause (FAC) rate filings of electric companies under its jurisdiction. The order adopted new rules and procedures for the monthly FAC computation and required changes in reporting of fuel and purchased power cost. Although the order narrowed the types of costs that can be included in the FAC, it offset this reduction with an increase in the base rates. New rate schedules that incorporate the shifting of costs from FAC to base rates were calculated, subsequently approved by the LPSC and implemented on January 1, 2000. The changes resulted in an immaterial effect upon the Company's financial condition and results of operations.

FRANCHISES

     Cleco Power operates under nonexclusive franchise rights granted by governmental units, such as municipalities and parishes (counties), and enforced by state regulation. These franchises are for fixed terms, which vary from 10 to 50 years. In the past, Cleco Power has been substantially successful in the timely renewal of franchises as each reaches the end of its term. In February 2001 Cleco Power successfully negotiated a franchise with the City of Jeanerette for a 20-year franchise covering its approximately 3,000 customers. The City of Jeanerette franchise had expired in 1997, and Cleco Power continued to serve the city while negotiating for a new franchise. Cleco Power's franchise with the City of Opelousas, which has 10,873 customers, was scheduled to expire August 2001. In November 2000 Cleco Power successfully negotiated a renewal of that franchise for a term of 10 years beginning August 2001. Cleco Power's franchises with the cities of Washington and Franklinton, and their 1,891 and 2,484 customers, respectively, will be up for renewal in 2003. Cleco Power was successful in an October 7, 2000, referendum to renew its franchise agreement with the City of New Iberia for a term of 25 years. Cleco Power currently serves 18,744 customers in New Iberia.

ENVIRONMENTAL MATTERS

     The Company is subject to federal, state and local laws and regulations governing the protection of the environment. Violations of these laws and regulations may result in substantial fines and penalties. The Company has obtained all material environmental permits necessary for its operations and believes it is in substantial compliance with these permits, as well as all applicable environmental laws and regulations. The Company anticipates that existing environmental rules will not affect operations significantly, but some capital improvements may be required in response to new environmental programs expected in the next few years.

     Implementation of Phase I of the Clean Air Act did not require the Company to reduce sulfur emissions at Cleco Power's solid-fuel generating units, which either burn low-sulfur coal or utilize pollution control equipment. Installation of continuous emission monitoring equipment on Cleco Power's generating units was completed in 1996 at a cost of approximately $3 million. Although Phase II of the legislation, which became effective in 2000, involves more stringent limits on emissions, these requirements have not and in the future should not significantly affect the operation of the Company's generating units. The following table lists capital expenditures for environmental matters by subsidiary.

                  Capital expenditures      Projected capital
                        for 2000          expenditures for 2001
---------------------------------------------------------------
Subsidiary                        (Thousands)
Cleco Power              $  573                  $651
Evangeline                3,732                     -
---------------------------------------------------------------
         Total           $4,305                  $651
---------------------------------------------------------------

     See Note S - "Commitments and Contingencies."

REGULATORY MATTERS

     The Energy Policy Act, enacted by Congress in 1992, significantly changed U.S. energy policy, including regulations governing the electric utility industry. The Energy Policy Act allows the FERC, on a case-by-case basis and with certain restrictions, to order wholesale transmission access and to order electric utilities to enlarge their transmission systems. The Act prohibits FERC-ordered retail wheeling such as opening up electric utility transmission systems to allow customer choice of energy suppliers at the retail level, including "sham" wholesale transactions. Further, under the Energy Policy Act, a FERC transmission order requiring a transmitting utility to provide wholesale transmission services must include provisions generally permitting the utility to recover from the FERC applicant all of the costs incurred in connection with the transmission services, including any enlargement of the transmission system and any associated services.

     In addition, the Energy Policy Act revised the 1935 Federal Power Act
(1935 FPA) to permit utilities, including registered holding companies, and non-utilities to form "exempt wholesale generators" without the principal restrictions of the 1935 FPA. Under prior law, independent power producers generally were required to adopt inefficient and complex ownership structures to avoid pervasive regulation under the 1935 FPA.

     In 1996 the FERC issued Orders No. 888 and 889 requiring open access to utilities' transmission systems. The open access provisions require FERC-regulated electric utilities to offer third parties access to transmission under terms and conditions comparable to the utilities' use of their own systems. In addition, Order No. 888, as amended, provides for the full recovery of wholesale stranded costs, to the extent such costs were prudently incurred to serve wholesale customers and would go unrecovered if those customers used open access transmission service and moved to another electricity supplier, from a utility's departing customers. Order No. 888, as amended, also allows customers under existing wholesale sales contracts to seek FERC approval to modify their contracts on a case-by-case basis. Because of the "grandfather" provisions of Orders No. 888 and 889, most of Cleco Power's existing transmission contracts are not affected. To date, the orders have not had a material effect on the Company's financial condition or results of operation.

     In 1999 the FERC issued Order No. 2000, which further defines the operation of utilities' transmission systems. This order establishes a general framework for all transmission-owning entities in the nation to voluntarily place their transmission facilities under the control of an appropriate Regional Transmission Organization (RTO). Although participation is voluntary, the FERC has made it clear that any jurisdictional entity not participating in an RTO will be subject to further regulatory directives. Current objectives state that all electric utilities which own, operate or control interstate transmission facilities should participate in an RTO that will be operational no later than December 15, 2001. On October 16, 2000, Cleco Power submitted a filing with the FERC stating that it will join the RTO of the Southwest Power Pool (SPP), either as a member of the SPP Independent System Operator or as part of Entergy's transmission company, by December 15, 2001. The decision will be made once the details of the transmission companies are finalized. The transfer of control of Cleco Power's transmission facilities to an RTO has the potential to materially affect the Company's financial condition and results of operations.

     Wholesale energy markets, including the market for wholesale electric power, are becoming even more competitive than in the past as the number of participants in these markets increases with the ongoing enactment of the Energy Policy Act and the regulatory activities of the FERC.

     Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," establishes accounting standards for determining if long-lived assets are impaired and when and how losses, if any, should be recognized. The Company believes that the net cash flows that will result from the operation of the Company's assets are currently sufficient to cover the carrying value of the assets.

     The Emerging Issues Task Force (EITF) assists the Financial Accounting Standards Board (FASB) in identifying emerging issues affecting financial reporting. In 1997 the EITF reached a consensus in Issue No. 97-4, "Deregulation of the Pricing of Electricity - Issues Related to the Application of SFAS No. 71 and No. 101." EITF 97-4 specified that SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation," should be discontinued at a date no later than when the details of a transition plan toward the deregulation of electric rates for all or a portion of the entity subject to such plan are known. However, other factors could cause the discontinuation of SFAS No. 71 before that date. Additionally, EITF 97-4 establishes that regulatory assets to be recovered through cash flows derived from another portion of the entity which continues to apply SFAS No. 71 should not be written off, but rather should continue to be considered regulatory assets of the separable portion which will continue to apply SFAS No. 71. As of December 31, 2000, none of the requirements of EITF 97-4 were met, therefore Cleco Power did not discontinue applying SFAS No. 71.

FINANCIAL RISK MANAGEMENT

     The market risk inherent in the Company's market risk-sensitive instruments and positions is the potential change arising from increases or decreases in the short-, medium- and long-term interest rates, the commodity price of electricity traded on the Into Entergy and Cinergy markets and the commodity price of natural gas traded. Generally, Cleco Power's market risk-sensitive instruments and positions are characterized as "other than trading;" however, Cleco Power does have positions that are considered "trading" as defined by EITF 98-10, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities." All of CMT's positions are characterized as "trading" under EITF 98-10. The Company's exposure to market risk, as discussed below, represents an estimate of possible changes in the fair value or future earnings that would occur, assuming possible future movements in interest rates and the commodity price of electricity and natural gas. Management's views on market risk are not necessarily indicative of actual results, nor do they represent the maximum possible gains or losses. The views do represent, within the parameters disclosed, what management estimates may happen.

Interest

     The Company has entered into various fixed- and variable-rate debt obligations. See the Notes to the Consolidated Financial Statements, Note E - "Debt" for details. The calculations of the changes in fair market value and interest expense of the debt securities are made over a one-year period.

     As of December 31, 2000, the carrying value of the Company's long-term, fixed-rate debt was approximately $680.7 million, with a fair market value of approximately $708.9 million. Fair value was determined using quoted market prices. Each 1% change in the average interest rates applicable to such debt would result in a change of approximately $41.9 million in the fair values of these instruments. If these instruments are held to maturity, no change in fair value will be realized.

     As of December 31, 2000, the carrying value of the Company's long-term, variable-rate debt was approximately $9.7 million, which approximates the fair market value. Each 1% change in the average interest rates applicable to such debt would result in a change of approximately $97,000 in the Company's pretax earnings.

     As of December 31, 2000, the carrying value of the Company's long-term debt to be paid in Company common stock was approximately $0.5 million, with an approximate market value of $0.9 million. Fair value was determined using the quoted market price for Company common stock at December 31, 2000. Each $6 change in price of Company common stock would result in a change of approximately $96,000 in the fair value of this debt.

     As of December 31, 2000, the carrying value of the Company's short-term, variable-rate debt was approximately $95.9 million, which approximates the fair market value. Each 1% change in the average interest rates applicable to such debt would result in a change of approximately $1 million in the Company's pretax earnings.

     The Company monitors its mix of fixed- and variable-rate debt obligations in light of changing market conditions and from time to time may alter that mix by, for example, refinancing balances outstanding under its variable-rate commercial paper program with fixed-rate debt.

     As of December 31, 2000, Resources held $18.8 million in cash equivalents in a money market account. Each 1% change in average interest rates applicable to such investments could result in a change of approximately $188,000 in the Company's pretax earnings.

Market Risk

     Management believes the Company has in place controls to help minimize the risks involved in marketing and trading. Controls over marketing and trading consist of a back office (accounting) and mid-office (risk management) independent of the marketing and trading operations, oversight by a risk management committee comprised of Company officers and a daily risk report which shows value-at-risk (VAR) and current market conditions. The Company's Board of Directors appoint the members of the Risk Management Committee. VAR limits are set and monitored by the Risk Management Committee.

     CMT engages in marketing and trading of power and natural gas. All of CMT's trades are considered "trading" under EITF 98-10 and are marked-to-market. Due to market price volatility, mark-to-market reporting may introduce volatility to carrying values and hence to the Company's financial statements. The mark-to-market of trading positions at December 31, 2000, was a loss of $421,373.

     Most of Cleco Power's positions are considered "other than trading" under EITF 98-10. However, Cleco Power does have financial positions that are defined as "trading" under EITF 98-10. At December 31, 2000, the mark-to-market for those positions was a gain of $55,148.

     Both CMT and Cleco Power utilize a VAR model to assess the market risk of their trading portfolios including the derivative financial instruments. VAR represents the potential loss for an instrument from adverse changes in market factors for a specified period of time and confidence level. The VAR is estimated using historical simulation calculated daily assuming a holding period of one day with a 95% confidence level for natural gas positions and a 99.7% confidence level for electricity positions. Total volatility is based on historical cash volatility, implied market volatility, current cash volatility and option pricing. Based on these assumptions, the high, low and average VAR during the year ended

December 31, 2000, as well as the VAR at December 31, 2000, is summarized below:

                                               At
                 High     Low   Average   12/31/2000
----------------------------------------------------
                       (Thousands)
CMT            $5,873.2  $35.2  $1,122.2   $1,570.6
Cleco Power    $2,168.1  $ 5.2  $  275.2   $  322.4
Consolidated   $6,113.4  $69.4  $1,390.8   $1,892.9

     In 1999 the Company reported VAR using a 99.7% confidence level for both natural gas and electricity. The change in reporting VAR using a confidence level of 95% for natural gas is due to the greater maturity, greater liquidity and depth of products in the natural gas market as compared to the immaturity and volatility of the electricity markets. Reporting VAR using a confidence level of 95% is also the industry standard for natural gas. The table below summarizes the VAR at December 31, 1999, if VAR had been reported using a 95% confidence level:

                   At December 31, 1999
----------------------------------------
                     (Thousands)
CMT                     $46.3
Cleco Power             $51.2
Consolidated            $97.4

New Accounting Standards

     In 1998 the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 established accounting and reporting standards requiring that every derivative instrument (including certain derivatives embedded in other contracts) be recorded on the balance sheet as either an asset or liability measured at its fair value. This statement requires that changes in the derivative's fair value be recognized in current earnings, unless effective accounting criteria tests are met, where changes in the fair value of the derivative would be recorded in other comprehensive income in the equity section of the balance sheet.

     In June 1999 the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133," which deferred the effective date of SFAS No. 133 to fiscal years beginning after June 15, 2000. In June 2000 the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," which amended certain normal purchase and sales guidance within SFAS No. 133.

     In early 2000 the Company organized a cross-functional project team for implementing SFAS No. 133, as amended. The team completed an inventory of the Company's financial and commodity contracts and other commitments, and assessed the Company's derivative-related transactions identified in this inventory. This assessment revealed that Cleco Power and subsidiaries of Midstream were impacted by this standard.

Cleco Power

     As of January 1, 2001, Cleco Power had the following contractual obligations that met the definition of a derivative-related transaction:

     .  Long-term power purchase agreements with two suppliers

     .  Natural gas futures contracts

     .  Natural gas option contracts.

     The long-term power purchase agreements give Cleco Power the right to purchase up to a given amount of energy. Under one contract, Cleco Power can purchase up to 200 MW in years one through five and 100 MW in year six, while another contract allows Cleco Power to purchase up to 155 MW in year one, increasing to 225 MW in year two, 255 MW in year three, and 310 MW for the remainder of the four-and-a-half-year contract. The agreements set the purchase price for power on market index prices agreed to by both parties. Because the fair value of the power is based on these same market index prices, there is no SFAS No. 133 impact when the contracts are valued at market.

     Cleco Power has recorded in current income the changes in the fair value (marked-to-market) of open natural gas futures and options positions, prior to the implementation of SFAS No. 133. Cleco Power will not change this accounting and will continue to record the changes in fair value of these derivative instruments by marking them to market and recording any change in value in income. At January 1, 2001, the mark-to-market of these open positions was a loss of $407,000.

Midstream

     As of January 1, 2001, Midstream had the following contractual obligations that met the definition of a derivative-related transaction:

     .  Natural gas futures contracts

     .  Natural gas option contracts

     .  Natural gas swap contracts.

     Energy engages in the wholesale marketing of natural gas and the production, gathering and transmission of natural gas. Prior to the implementation of SFAS No. 133, Energy employed hedge accounting and did not reflect the fair value of its open contracts in its financial statements. All physical and financial transactions were recorded in the financial statements as the terms of each contract were fulfilled.

     Financial contracts between Energy and outside parties hedge the price volatility of other Energy contracts for forward purchases and sales of natural gas. These financial contracts (futures, options and swaps) are derivatives according to SFAS No. 133 guidelines, with prices based on selected market indexes. The derivative transactions qualify as cash-flow hedges and, beginning January 1, 2001, the fair value of these open positions will be reflected in the financial statements in other comprehensive income, a component of equity. At January 1, 2001, implementation of SFAS No. 133 by recording the fair value of open cash-flow hedges at Energy would reduce equity by $4.5 million.

     This charge to equity at Energy is due to the abnormal price volatility of natural gas commodity prices at December 31, 2000. As the current open hedge positions close, this equity charge will reverse by the beginning of the fourth quarter of 2001.

     Based on the above, implementation of SFAS No. 133, as amended, at Energy shows a significant impact on Energy's balance sheet, but will not result in increased volatility in earnings.

     CMT engages in activities that are considered "trading" as defined by EITF 98-10. All of CMT's open positions are currently being marked-to-market under the rules of EITF 98-10. As such, implementation of SFAS No. 133 will not have an impact on the current accounting procedures or results of CMT.

--------------------------------------------------------------------------------

Disclosure Regarding Forward-Looking Statements

     This current report includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this report, including, without limitation, certain statements under "Management's Discussion and Analysis of Financial Condition and Results of Operations - Results of Operations - Earnings," "- Revenues and Sales - Cleco Power,""- Revenues and Sales - Midstream," "- Fuel, Purchased Power and Purchases for Energy Marketing-Cleco Power," "- Discontinued Operation," "- Financial Condition - Cash Generation and Cash Requirements - Construction and Investment in Subsidiaries Overview," "- Cleco Power Construction," "- Midstream Construction and Investment in Subsidiaries," "- Industry Developments/Customer Choice," "- Environmental Matters," and Notes D, O, Q, R and S of the Notes to the Consolidated Financial Statements contain forward-looking statements. Located elsewhere in this report are forward-looking statements regarding future earnings, sales growth, revenue recognition from the Evangeline Tolling Agreement, the effects of the outcome of litigation and other legal proceedings, efforts to transfer generation facilities from Cleco Power to Midstream, the timing of the sale of UtiliTech, capital expenditures, sources of funds for capital expenditures, the timing of completion of the APP project and the PEP project, the ultimate equity investment in APP and PEP, future legislative and regulatory changes, the effect of certain recent FERC regulations, environmental compliance costs, development of electric generating facilities, future minimum operating lease rental payments and other matters. Although the Company believes the expectations reflected in such forward-looking statements are reasonable, such forward-looking statements are based on numerous assumptions (some of which may prove to be incorrect) and are subject to risks and uncertainties, including the weather and other natural phenomena, state and federal legislative and regulatory initiatives, the timing and extent of changes in commodity prices and interest rates, the operating performance of Cleco Power's and Midstream's facilities, and the other risks and uncertainties more fully described in the Company's latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Actual results may differ materially from those indicated in such forward-looking statements. Forward-looking statements are based on management's beliefs as well as assumptions made by and information currently available to management. When used in this current report, the words "anticipate," "estimate," "expect," "objective," "projection," "forecast," "goal" and similar expressions are intended to identify forward-looking statements.

     The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of changes in actual results, changes in assumptions or other factors affecting such statements.

Cleco Corporation
Consolidated Statements of Income

                                                                              For the Year Ended December 31,
                                                                            2000             1999          1998
---------------------------------------------------------------------------------------------------------------------
                                                                     (Thousands, except share and per share amounts)
Operating revenue
   Retail electric operations                                         $   619,528     $    508,790   $   487,280
   Energy marketing and tolling operations                                201,244          256,780        32,695
   Other operations                                                           476            1,641             -
---------------------------------------------------------------------------------------------------------------------
            Gross operating revenue                                       821,248          767,211       519,975
   Less retail electric customer credits                                    1,233            2,776         4,800
---------------------------------------------------------------------------------------------------------------------
            Total operating revenue                                       820,015          764,435       515,175

Operating expenses
   Fuel used for electric generation                                      183,309          145,229       142,737
   Power purchased for utility customers                                  121,963           65,303        53,011
   Purchases for energy marketing operations                              148,242          244,384        27,322
   Other operations                                                        90,766           79,240        71,066
   Maintenance                                                             35,271           29,852        30,285
   Depreciation                                                            55,840           49,966        48,382
   Taxes other than income taxes                                           37,429           36,045        35,420
---------------------------------------------------------------------------------------------------------------------
            Total operating expenses                                      672,820          650,019       408,223
---------------------------------------------------------------------------------------------------------------------

Operating income                                                          147,195          114,416       106,952
Interest income                                                             6,628            1,697           372
Allowance for other funds used during construction                              -              654           812
Other income (expense), net                                                  (222)          (1,328)          (35)
---------------------------------------------------------------------------------------------------------------------
Income before interest charges                                            153,601          115,439       108,101
---------------------------------------------------------------------------------------------------------------------

Interest charges
   Interest on debt and other, net of amount capitalized                   48,721           28,412        27,016
   Allowance for borrowed funds used during construction                     (580)             (91)         (904)
   Amortization of debt discount, premium and expense, net                  1,164            1,282         1,248
---------------------------------------------------------------------------------------------------------------------
            Total interest charges                                         49,305           29,603        27,360
---------------------------------------------------------------------------------------------------------------------
Net income from continuing operations before income taxes
   and preferred dividends                                                104,296           85,836        80,741
Federal and state income taxes                                             34,961           27,766        26,771
---------------------------------------------------------------------------------------------------------------------
Net income from continuing operations                                      69,335           58,070        53,970
---------------------------------------------------------------------------------------------------------------------

Discontinued operations
   Loss from operations, net of income taxes                               (5,411)          (1,304)         (169)
   Loss on disposal of segment, net of income taxes                        (1,450)               -             -
---------------------------------------------------------------------------------------------------------------------
            Total discontinued operations                                  (6,861)          (1,304)         (169)
---------------------------------------------------------------------------------------------------------------------

Net income before extraordinary item                                       62,474           56,766        53,801
Extraordinary item, net of income taxes                                     2,508                -             -
---------------------------------------------------------------------------------------------------------------------

Net income before preferred dividends                                      64,982           56,766        53,801
Preferred dividend requirements, net                                        1,870            2,010         2,137
---------------------------------------------------------------------------------------------------------------------
Net income applicable to common stock                                 $    63,112     $     54,756   $    51,664
=====================================================================================================================

Average shares of common stock outstanding
   Basic                                                               22,473,859       22,501,324    22,480,163
   Diluted                                                             23,827,477       23,848,515    23,867,458

Basic earnings per share
   From continuing operations                                         $      3.00     $       2.49   $      2.31
   From discontinued operations                                       $     (0.30)    $      (0.06)  $     (0.01)
   Extraordinary item                                                 $      0.11                -             -
   Net income applicable to common stock                              $      2.81     $       2.43   $      2.30

Diluted earnings per share
   From continuing operations                                         $      2.91     $       2.42   $      2.24
   From discontinued operations                                       $     (0.29)    $      (0.05)            -
   Extraordinary item                                                 $      0.10                -             -
   Net income applicable to common stock                              $      2.72     $       2.37   $      2.24

Cash dividends paid per share of common stock                         $      1.69     $       1.65   $      1.61

     The accompanying notes are an integral part of the consolidated financial statements.

Cleco Corporation
Consolidated Balance Sheets

                                                                  At December 31,
                                                             2000                 1999
--------------------------------------------------------------------------------------
                                                                    (Thousands)
Assets
Current assets
   Cash and cash equivalents                            $   29,407          $   25,161
   Accounts receivable (less allowance for doubtful
     accounts of $1,883 in 2000 and $838 in 1999)           74,620              32,968
   Other accounts receivable                                24,200              14,245
   Unbilled revenues                                        37,547              20,816
   Fuel inventory, at average cost                           7,275              10,461
   Material and supplies inventory, at average cost         15,956              14,768
   Margin deposits                                          21,657                 498
   Risk management assets                                   19,070                 351
   Accumulated deferred fuel                                 3,617                   -
   Other current assets                                      4,857               6,443
--------------------------------------------------------------------------------------
     Total current assets                                  238,206             125,711
Property, plant and equipment
   Property, plant and equipment                         1,799,161           1,579,304
   Accumulated depreciation                               (604,145)           (555,675)
--------------------------------------------------------------------------------------
   Net property, plant and equipment                     1,195,016           1,023,629
   Construction work-in-progress                            37,742             187,988
--------------------------------------------------------------------------------------
     Total property, plant and equipment, net            1,232,758           1,211,617

   Equity investment in investee                            98,204                   -
   Other assets                                              2,642               4,225
   Prepayments                                              16,766               6,427
   Restricted cash                                          55,343              77,251
   Regulatory assets - deferred taxes                      100,267             115,918
   Other deferred charges                                   45,010              37,862
   Accumulated deferred federal and state income taxes      56,508             125,639
--------------------------------------------------------------------------------------
     Total Assets                                       $1,845,704          $1,704,650
======================================================================================

         The accompanying notes are an integral part of the consolidated financial statements.

(Continued on next page)

Cleco Corporation
Consolidated Balance Sheets - Continued

                                                                                 At December 31,
                                                                            2000                 1999
------------------------------------------------------------------------------------------------------
                                                                                  (Thousands)
Liabilities and shareholders' equity
Current liabilities
   Short-term debt                                                     $   95,957           $   25,989
   Long-term debt due within one year                                      30,665               27,374
   Accounts payable                                                       102,838               74,700
   Retainage                                                                8,770                7,733
   Customer deposits                                                       20,436               20,326
   Taxes accrued                                                           17,286                4,786
   Interest accrued                                                        15,177                9,634
   Accumulated deferred fuel                                                    -                2,638
   Risk management liabilities                                             21,118                  451
   Other current liabilities                                               13,008                5,263
------------------------------------------------------------------------------------------------------
     Total current liabilities                                            325,255              178,894
Deferred credits
   Accumulated deferred federal and state income taxes                    270,118              321,197
   Accumulated deferred investment tax credits                             24,252               25,994
   Regulatory liabilities - deferred taxes                                 38,840               97,154
   Other deferred credits                                                  48,089               49,271
------------------------------------------------------------------------------------------------------
     Total deferred credits                                               381,299              493,616
   Long-term debt, net                                                    659,135              579,595
------------------------------------------------------------------------------------------------------
     Total Liabilities                                                  1,365,689            1,252,105

Stockholders' equity
Preferred stock
   Not subject to mandatory redemption                                     28,090               28,880
   Deferred compensation related to preferred stock held by ESOP          (12,994)             (14,991)
------------------------------------------------------------------------------------------------------
     Total preferred stock not subject to mandatory redemption             15,096               13,889
------------------------------------------------------------------------------------------------------
Common shareholders' equity
   Common stock, $2 par value, authorized 50,000,000 shares,
     issued 22,531,870 shares at December 31, 2000 and 1999                45,064               45,064
   Premium on capital stock                                               112,502              112,733
   Long-term debt payable in Company's common stock                           519                1,036
   Retained earnings                                                      308,047              282,825
   Treasury stock, at cost, 36,536 and 90,094 shares
     at December 31, 2000 and 1999, respectively                           (1,213)              (3,002)
------------------------------------------------------------------------------------------------------
     Total common shareholders' equity                                    464,919              438,656
       Total shareholders' equity                                         480,015              452,545
------------------------------------------------------------------------------------------------------
Total liabilities and shareholders' equity                             $1,845,704           $1,704,650
======================================================================================================

The accompanying notes are an integral part of the consolidated financial statements.

Cleco Corporation
Consolidated Statements of Cash Flows

                                                                                For the Year Ended December 31,
                                                                              2000              1999         1998
-----------------------------------------------------------------------------------------------------------------
                                                                   (Thousands, except share and per share amounts)
Operating activities
Net income                                                                  $ 64,982         $ 56,766    $ 53,801
Adjustments to reconcile net income to net cash provided
by operating activities
   Loss from discontinued operations, net of tax                               5,411            1,304         169
   Loss on disposal of segment, net of tax                                     1,450                -           -
   Depreciation and amortization                                              56,958           51,153      50,650
   Allowance for funds used during construction                                 (580)            (745)     (1,716)
   Amortization of investment tax credits                                     (1,742)          (1,790)     (1,790)
   Deferred income taxes                                                       4,960            8,457       8,703
   Deferred fuel costs                                                        (6,255)          (1,975)      1,648
   Extraordinary gain, net of tax                                             (2,508)               -           -
   Gain on sale of property, plant and equipment, net                              -             (711)          -
   Changes in assets and liabilities, net of disposals
      Accounts receivable, net                                               (52,774)           1,908      (2,516)
      Unbilled revenues                                                      (18,503)         (12,078)      1,378
      Fuel, material and supplies inventories                                  1,912           (2,830)        662
      Accounts payable                                                        28,490           21,118       4,423
      Customer deposits                                                          110              206         (52)
      Taxes accrued                                                           14,523           (7,948)       (269)
      Interest accrued                                                         5,543            2,295        (341)
      Margin deposits                                                        (21,159)            (498)          -
      Risk management assets and liabilities, net                              1,948                -           -
      Other, net                                                              (1,043)             114      (1,366)
-----------------------------------------------------------------------------------------------------------------
      Net cash from operating activities of continuing operations             81,723          114,746     113,384
-----------------------------------------------------------------------------------------------------------------
Investing activities
   Additions to property, plant and equipment                               (113,343)        (179,226)    (94,030)
   Allowance for funds used during construction                                  580              745       1,716
   Proceeds from sales of property, plant and equipment                          291            1,194         408
   Equity investment in investee                                             (97,234)               -           -
   Purchase of investments                                                         -             (580)       (480)
-----------------------------------------------------------------------------------------------------------------
      Net cash used in investing activities of continuing operations        (209,706)        (177,867)    (92,386)
-----------------------------------------------------------------------------------------------------------------
Financing activities
   Issuance of common stock                                                        -              243         100
   Repurchase of common stock                                                      -           (3,833)          -
   Redemption of preferred stock                                                   -           (6,518)       (522)
   Transfer of cash (into) from restricted accounts                           21,908          (77,251)          -
   Issuance of long-term debt                                                110,332          269,352           -
   Retirement of long-term debt                                              (29,774)         (30,639)    (30,000)
   Increase (decrease) in short-term debt, net                                69,623          (43,383)     49,197
   Dividends paid on common and preferred stock, net                         (39,860)         (39,146)    (38,331)
-----------------------------------------------------------------------------------------------------------------
      Net cash from (used in) financing activities of continuing operations  132,229           68,825     (19,556)
-----------------------------------------------------------------------------------------------------------------
Net increase in cash and cash equivalents                                      4,246            5,704       1,442
Cash and cash equivalents at beginning of year                                25,161           19,457      18,015
-----------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                    $ 29,407         $ 25,161    $ 19,457
=================================================================================================================
Supplementary cash flow information
   Interest paid (net of amount capitalized)                                $ 46,527         $ 30,819    $ 28,118
-----------------------------------------------------------------------------------------------------------------
   Income taxes paid                                                        $ 23,060         $ 24,614    $ 20,140
=================================================================================================================

     The accompanying notes are an integral part of the consolidated financial statements.

Cleco Corporation
Consolidated Statements of Changes
In Common Shareholders' Equity

                                                                     Long-term
                                                                        Debt
                                                                     Payable in
                                                           Premium    Company
                                       Common Stock      on Capital   Common     Retained   Treasury Stock
                                       ------------                                         --------------
                                      Shares   Amount       Stock      Stock     Earnings  Shares       Cost
---------------------------------------------------------------------------------------------------------------
                                                (Thousands, except share and per share amounts)
BALANCE, JANUARY 1, 1998           22,762,754  $45,525     $113,763              $255,549   299,842     $ 6,086
Redemptions of preferred stock                                   10
Incentive stock options exercised       5,000       10           74
Issuance of treasury stock                                       24                         (19,755)       (401)
Incentive shares forfeited                                                                    1,987          54
Directors restricted stock award                                                               (144)         (5)
Dividend requirements, preferred
         stock, net                                                                (2,137)
Cash dividends paid, common stock,
         $1.61 per share                                                          (36,194)
Net income                                                                         53,801
---------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1998         22,767,754   45,535      113,871               271,019   281,930       5,734
---------------------------------------------------------------------------------------------------------------
Redemption of preferred stock                                    18
Repurchase of preferred stock                                   (62)
Incentive stock options exercised      10,800       22          217
Issuance of treasury stock                                        5                         (62,823)     (1,545)
Treasury shares canceled             (246,684)    (493)      (1,316)               (3,256) (246,684)     (5,020)
Treasury shares purchased                                                                   117,671       3,833
Dividend requirements, preferred
         stock, net                                                                (2,010)
Adjustment for step-by-step
         acquisition of subsidiary                                       $1,036    (2,558)
Cash dividends paid, common stock,
         $1.65 per share                                                          (37,136)
Net Income                                                                         56,766
---------------------------------------------------------------------------------------------------------------
Balance, December 31, 1999         22,531,870   45,064      112,733       1,036   282,825    90,094       3,002
---------------------------------------------------------------------------------------------------------------
Redemption of preferred stock                                  (471)
Issuance of treasury stock                                       22                         (39,949)     (1,343)
Incentive shares forfeited                                                                    2,371          71
Incentive shares purchased                                      218
Dividend requirements, preferred
         stock, net                                                                (1,870)
Payment in common stock                                                    (517)            (15,980)       (517)
Cash dividends paid, common stock,
         $1.69 per share                                                          (37,890)
Net income                                                                         64,982
---------------------------------------------------------------------------------------------------------------
Balance, December 31, 2000         22,531,870  $45,064     $112,502      $  519  $308,047    36,536     $ 1,213
===============================================================================================================

     The accompanying notes are an integral part of the consolidated financial statements.

Cleco Corporation
Notes to Consolidated
Financial Statements

Note A - Reorganizations

     Effective July 1, 1999, Cleco Utility Group Inc. (Utility Group) reorganized into a holding company structure. This reorganization resulted in the creation of a new holding company, Cleco Corporation (the Company), which holds investments in several subsidiaries. There was no impact to the Company's Consolidated Financial Statements because the reorganization was accounted for similarly to a pooling of interests. Under the terms of the reorganization, the Company became the owner of all of Utility Group's outstanding common stock, and holders of then-existing common stock and two series of preferred stock exchanged their stock in Utility Group for common stock in the Company. Shares of preferred stock in three series that did not approve the reorganization were redeemed for $5.7 million.

     Effective December 31, 2000, Utility Group merged into Cleco Power LLC (Cleco Power), a Louisiana limited liability company and wholly owned subsidiary of the Company, which became the successor issuer to Utility Group. Immediately prior to the merger, Cleco Power had only nominal assets or liabilities. Pursuant to the merger, Cleco Power acquired all of the assets and assumed all of the liabilities and obligations of Utility Group.

--------------------------------------------------------------------------------

Note B - Summary of Significant Accounting Policies

GENERAL

     The Company is an exempt holding company under the Public Utility Holding Company Act of 1935. Its major, first-tier subsidiaries consist of Cleco Power, Cleco Midstream Resources LLC (Midstream) and Utility Construction & Technology Solutions LLC (UtiliTech).

     Cleco Power provides electric generation, transmission, distribution and customer care services to a diversified base of residential, commercial and industrial customers in 23 parishes (counties) of Louisiana under the jurisdiction of the Louisiana Public Service Commission (LPSC). Cleco Power also operates energy marketing operations, which trade in the Cinergy and Into Entergy power markets, and markets natural gas.

     Midstream's operations consist of:

     .  developing wholesale generation projects,

     . owning and operating Cleco Evangeline LLC (Evangeline), a 775 MW wholesale electric generation station not regulated by the LPSC,

     .  providing personnel to operate power plants,

     .  operating an energy marketing and trading business, and

     .  owning and operating natural gas pipelines in Louisiana and Texas.

     UtiliTech specializes in engineering and line construction contracting services operating mainly in Louisiana, Texas, Mississippi and Arkansas. In December 2000 management decided to dispose of substantially all of UtiliTech's assets by sale in 2001. Interest was allocated to UtiliTech based upon the amount of debt attributable to UtiliTech based upon working capital needs. The amount of interest allocated to UtiliTech was $0.3 million in 2000, $0.1 million in 1999 and zero in 1998. See Note R - "Discontinued Operations" for further discussion.

     The consolidated financial statements include the accounts of the Company and all subsidiaries that the Company owns directly or indirectly through a majority interest. Intercompany transactions and balances are eliminated in consolidation.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATIONS

     Certain reclassifications have been made to the 1998 and 1999 consolidated financial statements to conform to the presentation used in the 2000 consolidated financial statements. These reclassifications had no effect on net income applicable to common stock or total common shareholders' equity.

REGULATION

     Cleco Power maintains its accounts in accordance with the Uniform System of Accounts prescribed for electric utilities by the Federal Energy Regulatory Commission (FERC), as adopted by the LPSC. Cleco Power's retail rates for residential, commercial and industrial customers and other retail sales are regulated by the LPSC, and its rates for transmission services and wholesale power sales are regulated by the FERC. Cleco Power follows Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation." This Statement allows utilities to capitalize or defer certain costs based on regulatory approval and management's ongoing assessment that it is probable these items will be recovered through the ratemaking process. During 2000 the LPSC staff developed a transition to competition plan that was presented to the LPSC. The staff's plan would allow large industrial customers to have the opportunity to choose a power provider starting in January 2003. The plan does not suggest a date for residential or commercial customers. The LPSC is currently receiving comments and is reviewing the plan. Any plan adopted by the LPSC may affect the regulatory assets and liabilities recorded in Cleco Power under SFAS No. 71 if the criteria for the application of SFAS No. 71 cannot continue to be met.

     Pursuant to SFAS No. 71, Cleco Power has recorded regulatory assets and liabilities, primarily for the effects of income taxes, as a result of past rate actions of regulators. The effects of potential deregulation of the industry or possible future changes in the method of rate regulation of Cleco Power could require Cleco Power to discontinue the application of SFAS No. 71 in the future, pursuant to SFAS No. 101, "Regulated Enterprises - Accounting for the Discontinuation of Application of FASB Statement No. 71." At December 31, 2000, Cleco Power had recorded $61.5 million of regulatory assets, net of regulatory liabilities, because of the regulatory requirement to flow through the tax benefits of accelerated deductions to current customers and an implied regulatory compact that future customers would fund these amounts when Cleco Power pays the additional taxes. These differences occur over the lives of relatively long-lived assets, up to 30 years or more. Under the current regulatory and competitive environment, Cleco Power believes these regulatory assets will be fully recoverable. However, if in the future, as a result of regulatory changes or increased competition, Cleco Power's ability to recover these regulatory assets would not be probable, then to the extent that such regulatory assets were determined not to be recoverable, Cleco Power would be required to write-off or write-down such assets.

PROPERTY, PLANT AND EQUIPMENT

     Electric utility plant consists of LPSC regulated generation assets utilized for retail operations and electric transmission and distribution properties. Electric utility plant is stated at the original cost of construction, which includes certain materials, labor, payroll taxes and benefits, administrative and general costs, and the estimated cost of funds used during construction. The cost of repairs and minor replacements is charged as incurred to the appropriate operating expense and clearing accounts. The cost of improvements is capitalized. Upon retirement or disposition, the recorded cost of depreciable plant and the cost of removal, net of salvage value, are charged to accumulated depreciation.

     The table below discloses the amounts of plant acquisition adjustments reported in Cleco Power's property, plant and equipment and the associated accumulated amortization reported in accumulated depreciation. The plant acquisition adjustment primarily relates to the 1997 acquisition of Teche Electric Cooperative, Inc.

                                         At December 31,
                                         2000        1999
---------------------------------------------------------
Cleco Power                                 (Thousands)
Plant acquisition adjustment           $5,379      $5,379
Less accumulated
  amortization                            951         698
---------------------------------------------------------
    Total plant acquisition
      adjustment                       $4,428      $4,681
=========================================================

     The provision for depreciation is computed using the straight-line method at rates that will amortize the unrecovered cost of depreciable property over its estimated useful life. Annual depreciation provisions expressed as a percentage of average depreciable property were 3.27% for 2000, 3.28% for 1999 and 3.32% for 1998.

     Other property, plant and equipment primarily consists of the Evangeline generation station, natural gas pipelines and work-in-progress on LPSC non-jurisdictional projects. Other property, plant and equipment is stated the same as utility plant, except that estimated cost of funds used during construction is not included; instead, interest is capitalized during the construction period.

     Depreciation on other property, plant and equipment is calculated primarily on a straight-line basis over the useful lives of the assets.

CASH EQUIVALENTS

     The Company considers highly liquid, marketable securities and other similar instruments with original maturity dates of three months or less at the time of purchase to be cash equivalents.

RESTRICTED CASH

     Restricted cash represents cash to be used for specific purposes. At December 31, 2000, approximately $15.8 million in restricted cash represents deposits into an escrow account for credit support as required by a provision of the Evangeline Capacity Sale and Tolling Agreement (Evangeline Tolling Agreement) between Evangeline and Williams Energy Marketing and Trading Company (Williams). The credit support is to be maintained as security for the performance of certain obligations by Evangeline in regard to the Evangeline Tolling Agreement. Upon the fulfillment of certain conditions specified in the agreement, the credit support can be reduced to $13 million. The remaining $39.5 million of restricted cash at December 31, 2000, consists of the remaining proceeds from the sale of Evangeline senior secured bonds, an equity infusion from Midstream, cash received from Williams pursuant to the Evangeline Tolling Agreement, less cash distributed to Midstream. The construction of the project is complete and the plant has begun commercial operation. However, the $55.3 million of restricted cash at December 31, 2000, remains restricted under the bond indenture until certain of its provisions are met. As the provisions are met, cash is transferred out of the escrow account and is available for general corporate purposes.

INCOME TAXES

     Deferred income taxes are provided at the current enacted income tax rate on all temporary differences between tax and book bases of assets and liabilities. The Company recognizes regulatory assets and liabilities incurred within Cleco Power for the tax effect of temporary differences, which, to the extent past ratemaking practices are continued by regulators, will be realized over the accounting lives of the related properties. The Company files a federal consolidated income tax return for all wholly owned subsidiaries.

INVESTMENT TAX CREDITS

     Investment tax credits, which were deferred for financial statement purposes, are amortized to income over the estimated service life of the properties that gave rise to the credits.

DEBT EXPENSE, PREMIUM AND DISCOUNT

     Expense, premium and discount applicable to debt securities are amortized to income ratably over the lives of the related issues. Expense and call premium related to refinanced Cleco Power debt are deferred and amortized over the remaining life of the original issue.

REVENUES AND FUEL COSTS

     Utility Revenues. Revenues from sales of electricity are recognized based upon the amount of energy delivered. The cost of fuel and purchased power used for retail customers is currently recovered from customers through fuel adjustment clauses, based upon fuel costs incurred in prior months. These adjustments are subject to audit and final determination by regulators.

     Energy Marketing and Other Revenues. Revenues are recognized at the time products or services are provided to and accepted by customers.

     Tolling Revenues. The Company considers the Evangeline Tolling Agreement to be an operating lease as defined by SFAS No. 13, "Accounting for Leases" and SFAS No. 29, "Determining Contingent Rentals" because of William's ability to control the use of the plant for the next 20 years. The Evangeline Tolling Agreement contains a monthly shaping factor which provides for a greater portion of annual revenue to be received by the Company during the summer months, which is designed to coincide with the physical usage of the plant. SFAS No. 13 generally requires lessors to recognize revenue using a straight-line approach unless another rational allocation of the revenue is more representative of the pattern in which the leased property is employed. The Company believes that the recognition of revenue pursuant to the monthly shaping factor for several provisions contained within the Evangeline Tolling Agreement is a rational allocation method, which better reflects the expected usage of the plant. Other provisions are recognized as revenue using a straight-line approach. Certain provisions of the Evangeline Tolling Agreement, such as bonuses and penalties, are considered contingent as defined by SFAS No. 29. Contingent rents are recorded as revenue or a reduction in revenue in the period in which the contingency is met. See Note O - "Operating Lease" for more information.

ALLOWANCE FOR FUNDS USED DURING
CONSTRUCTION (AFUDC)

     The capitalization of AFUDC by Cleco Power is a utility accounting practice prescribed by the FERC and the LPSC. AFUDC represents the estimated cost of financing construction and is not a current source of cash. Under regulatory practices, a return on and recovery of AFUDC is permitted in setting rates charged for utility services. The composite AFUDC rate, including borrowed and other funds on a combined basis, for 2000 was 13.62% on a pretax basis (8.38% net of tax), for 1999 was 13.75% on a pretax basis (8.46% net of tax), and for 1998 was 13.49% on a pretax basis (8.30% net of tax).

CAPITALIZED INTEREST

     The Company and its subsidiaries, except Cleco Power, capitalize interest costs for construction in accordance with SFAS No. 34, "Capitalization of Interest Cost." SFAS No. 34 states interest should be capitalized on assets, other than inventory, that require a period of time to construct and when interest costs are incurred by the enterprise constructing the asset. During the year ending December 31, 2000, the Company capitalized approximately $7.8 million in interest costs compared to approximately $5.3 million during the year ending December 31, 1999.

     The Company and its subsidiaries capitalize interest costs for investments accounted for by the equity method, while the investee has activities in progress necessary to commence its planned operations, in accordance with SFAS No. 58, "Capitalization of Interest Cost in Financial Statements That Include Investments Accounted for by the Equity Method." See Note N - "Equity Investment in Investee" for more information.

RISK MANAGEMENT

     The market risk inherent in the Company's market risk-sensitive instruments and positions is the potential change arising from increases or decreases in the short-, medium- and long-term interest rates, the commodity price of electricity traded on the Into Entergy and the Cinergy markets and the commodity price of natural gas traded. Generally, Cleco Power's market risk-sensitive instruments and positions are characterized as "other than trading;" however, Cleco Power does have positions that are considered "trading" as defined by Emerging Issues Task Force (EITF) Consensus No. 98-10 (EITF 98-10). All of the positions held by Cleco Marketing & Trading LLC (CMT), a subsidiary of Midstream, are characterized as "trading" under EITF 98-10. Positions that are considered "trading" under EITF 98-10 are marked-to-market at the end of reporting periods. The mark-to-market gains or losses are reflected in the income statement in the energy marketing and tolling revenue line item. The off-setting unrealized gain or loss is recorded on the balance sheet in risk management assets and liabilities. Positions that are considered "other than trading" under EITF 98-10 are accounted for under SFAS No. 80, "Accounting for Futures Contracts." Under SFAS No. 80, income or loss in such positions is deferred until the underlying transactions have been realized.

RECENT ACCOUNTING STANDARDS

     In 1998 the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 established accounting and reporting standards requiring that every derivative instrument (including certain derivatives embedded in other contracts) be recorded on the balance sheet as either an asset or liability measured at its fair value. This statement requires that changes in the derivative's fair value be recognized in current earnings, unless effective accounting criteria tests are met, where changes in the fair value of the derivative would be recorded in other comprehensive income in the equity section of the balance sheet.

     In June 1999 the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133," which deferred the effective date of SFAS No. 133 to fiscal years beginning after June 15, 2000. In June 2000 the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," which amended certain normal purchase and sales guidance within SFAS No. 133.

     In early 2000 the Company organized a cross-functional project team for implementing SFAS No. 133, as amended. The team completed an inventory of the Company's financial and commodity contracts and other commitments, and assessed the Company's derivative-related transactions identified in this inventory. This assessment determined that Cleco Power and subsidiaries of Midstream were impacted by this standard.

     Cleco Power has recorded in current income the changes in the fair value (marked-to-market) of open natural gas futures and options positions, prior to the implementation of SFAS No. 133. Cleco Power will not change this accounting and will continue to record the changes in fair value of these derivative instruments by marking them to market and recording any change in value in income. At January 1, 2001, the mark-to-market of these open positions was a loss of $407,000.

     Financial contracts between Cleco Energy LLC (Energy) and outside parties hedge the price volatility of other Energy contracts for forward purchases and sales of natural gas. These financial contracts (futures, options and swaps) are derivatives according to SFAS No. 133 guidelines, with prices based on selected market indices. The derivative transactions qualify as cash-flow hedges and, beginning January 1, 2001, the fair value of these open positions will be reflected in the financial statements in other comprehensive income, a component of equity. At January 1, 2001, implementation of SFAS No. 133 by recording the fair value of open cash-flow hedges at Energy would reduce equity by $4.5 million.

     CMT engages in activities that are considered "trading" as defined by EITF 98-10. All of CMT's open positions are currently being marked-to-market under the rules of EITF 98-10. As such, implementation of SFAS No. 133 will not have an impact on the current accounting procedures or results of CMT.

EARNINGS PER AVERAGE COMMON SHARE

     Earnings per average common share (EPS) is computed using the weighted average number of shares of common stock outstanding during the year. EPS is reported for the years 2000, 1999 and 1998 to reflect the Company's adoption of SFAS No. 128, "Earnings per Share." The following table is a reconciliation of the components in the calculation of basic and diluted earnings per share.

     For the years ended December 31, 2000 and 1998, the incentive stock options outstanding were dilutive and included in the calculation of diluted EPS.

                                                  For the year ended December 31,
                                    2000                                   1999                                  1998
------------------------------------------------------------------------------------------------------------------------------------
                    Income         Shares     Per Share     Income        Shares     Per Share     Income       Shares     Per Share
                  (Numerator)  (Denominator)    Amount   (Numerator)  (Denominator)    Amount   (Numerator) (Denominator)    Amount
                  ------------------------------------------------------------------------------------------------------------------
                                                               (Thousands, except per share amounts)
Net income
from continuing
operations          $ 69,335                                $ 58,070                               $ 53,970
Less: preferred
dividend
requirements, net      1,870                                   2,010                                  2,137
------------------------------------------------------------------------------------------------------------------------------------

Basic EPS
Income from
continuing
operations
available for
common
shareholders        $ 67,465       22,474       $3.00       $ 56,060        22,501       $2.49     $ 51,833       22,480      $2.31
------------------------------------------------------------------------------------------------------------------------------------

Effect of Dilutive
Securities
Stock option grants                    40                                                                              7
Convertible ESOP
preferred stock        1,830        1,313                      1,723         1,347                    1,707        1,380
------------------------------------------------------------------------------------------------------------------------------------

Diluted EPS
Income from
continuing
operations
available to
common
shareholders plus
assumed
conversions         $ 69,295       23,827       $2.91       $ 57,783        23,848       $2.42     $ 53,540       23,867      $2.24
====================================================================================================================================

Note C - Jointly Owned Generating Units

     Two electric generating units operated by Cleco Power are jointly owned with other utilities. The Company's proportionate share of operation and maintenance expenses associated with these two units is reflected in the financial statements.

                                                     At December 31, 2000
                                                Rodemacher            Dolet Hills
                                                  Unit #2               Unit #1
---------------------------------------------------------------------------------
                                                  (Dollar amounts in thousands)
Ownership                                             30%                     50%
Utility plant in service                         $85,536                $275,388
Accumulated depreciation                         $47,200                $119,456
Unit capability (megawatts)                        523.0                   650.0
Share of capability (megawatts)                    156.9                   325.0
=================================================================================

Note D - Fair Value of Financial Instruments

     The amounts reflected in the Consolidated Balance Sheets at December 31, 2000 and 1999, for cash and cash equivalents, accounts receivable, accounts payable and short-term debt approximate fair value because of their short-term nature. The fair value of the Company's long-term debt and nonconvertible preferred stock is estimated based upon the quoted market price for the same or similar issues or by a discounted present value analysis of future cash flows using current rates obtainable by the Company for debt and preferred stock with similar maturities. The fair value of convertible preferred stock is estimated assuming its conversion into common stock at the market price per common share at December 31, 2000 and 1999, with proceeds from the sale of the common stock used to repay the principal balance of the Company's loan to the Employee Stock Ownership Plan (ESOP). The estimated fair value of energy market positions is based upon observed market prices when available, and when such market prices are not available, management estimates market value at a discrete point in time based on market conditions and observed volatility. These estimates are subjective in nature and involve uncertainties. Therefore, actual results may differ from these estimates.

                                                                   At December 31,
                                                           2000                       1999
----------------------------------------------------------------------------------------------------
                                                   Carrying     Estimated     Carrying    Estimated
                                                     Value     Fair Value       Value     Fair Value
                                                  --------------------------------------------------
                                                                       (Thousands)
Financial instruments not marked-to-market
  Long-term debt                                   $690,622      $718,610     $615,007      $608,838
  Preferred stock
     Not subject to mandatory redemption           $ 15,096      $ 56,867     $ 13,889      $ 26,036

                                                    Original    Estimated     Original    Estimated
                                                     Value     Fair Value       Value     Fair Value
                                                  --------------------------------------------------
Financial instruments not marked-to-market
  Energy Market Positions
     Assets                                        $ 39,205      $ 39,901     $ 10,097      $  8,832
     Liabilities                                   $ 77,523      $ 78,668     $  7,470      $  6,760

     The financial instruments not marked-to-market are reported on the Company's consolidated balance sheets at carrying value. The financial instruments marked-to-market represent off-balance-sheet risk because, to the extent the Company has an open position, it is exposed to the risk that fluctuating market prices may adversely impact its financial condition or results of operations upon settlement. Original value represents the fair value of the positions at the time originated.

Note E - Debt

     The Company and its subsidiaries have four separate revolving credit facilities totaling $310 million. Compensating balances are not required for any of the facilities.

     The Company has two credit facilities totaling $200 million. The first facility is a $120 million facility which provides for borrowings at interest rates based on either competitive bid, prime rate, or the London Interbank Offered Rate and will expire on June 14, 2001. The commitment fees for this facility are based upon the Company's lowest secured debt ratings and are currently 0.125%. The second facility is an $80 million, three-year facility that provides for borrowings at interest rates established by competitive bid and will expire on August 25, 2002. The commitment fees for this facility are based upon the Company's lowest secured debt ratings and are currently 0.15%. Both facilities provide support for the issuance of commercial paper. At December 31, 2000, and December 31, 1999, there was approximately $54.2 million and zero, respectively, in commercial paper outstanding under the facilities. Guaranties issued by the Company to third parties for certain types of transactions between those parties and the Company's subsidiaries, other than Cleco Power, will reduce the amount of the facilities available to the Company by an amount equal to the stated or determinable amount of the primary obligation. In addition, certain indebtedness incurred by the Company outside of the facilities will reduce the amount of the facilities available to the Company. The amount of guaranties provided by the Company and other indebtedness reducing the amount of the facilities available to be utilized was $60.9 million at December 31, 2000, and $18.2 million at December 31, 1999.

     Cleco Power has one credit facility for $100 million. This facility provides for uncollateralized borrowings at prevailing interest rates and is scheduled to expire on June 14, 2001. The facility provides support for the issuance of commercial paper. At December 31, 2000, and December 31, 1999, there was approximately $41.4 million and $6.0 million, respectively, in commercial paper outstanding under the facility. Interest rates are established by competitive bid. Commitment fees are based upon Cleco Power's lowest secured debt rating and are currently 0.10%.

     Energy has one credit facility for $10 million. This facility provides for borrowings at prevailing interest rates and will expire on June 30, 2005. At December 31, 2000, there was approximately $9.7 million outstanding under the facility. This facility did not exist at December 31, 1999. Commitment fees for the facility are based on a percentage of the unused line of credit. The facility is collateralized by the assets of Energy, and is supported by a $10 million guarantee from the Company.

     Total indebtedness as of December 31, 2000 and 1999 was as follows:

                                                                              At December 31,
                                                                        2000                 1999
----------------------------------------------------------------------------------------------------------
                                                                               (Thousands)
Commercial paper, net                                                   $ 95,617                  $  5,989
Short-term bank loans                                                        340                    20,000
----------------------------------------------------------------------------------------------------------
    Total short-term debt                                               $ 95,957                  $ 25,989
==========================================================================================================

First mortgage bonds
    Series X, 91 1/42%, due 2005                                        $ 60,000                  $ 60,000
Pollution control revenue bonds, fixed rate of 5.875%,
    due 2029, callable after September 1, 2009                            61,260                    61,260
Long-term bank loans                                                       9,741                     9,106
Medium-term notes
    7.85%, due 2000                                                            -                    25,000
    7.55%, due 2004, callable at 100%, 2002                               15,000                    15,000
    7.50%, due 2004, callable at 100%, 2002                               10,000                    10,000
    7.00%, due 2003                                                       10,000                    10,000
    6.55%, due 2003                                                       15,000                    15,000
    6.33%, due 2002                                                       25,000                    25,000
    6.78%, due 2001                                                       10,000                    10,000
    6.20%, due 2006                                                       15,000                    15,000
    6.42%, due 2001                                                       15,000                    15,000
    6.95%, due 2006                                                       10,000                    10,000
    6.53%, due 2007                                                       10,000                    10,000
    6.32%, due 2006                                                       15,000                    15,000
    7.50%, due 2007                                                       15,000                    15,000
    7.00%, due 2007                                                       25,000                    25,000
    6.52%, due 2009                                                       50,000                    50,000
----------------------------------------------------------------------------------------------------------
       Total medium-term notes                                           240,000                   265,000

Senior secured bonds, 8.82%, due 2019                                    218,600                   218,600
Senior notes, 8.75%, due 2005                                            100,000                         -
Other long-term debt                                                       1,061                         -
----------------------------------------------------------------------------------------------------------
     Gross amount of long-term debt                                      690,662                   613,966
Less:
     Amount due within one year                                          (30,665)                  (27,374)
     Amount classified as assets available for sale                            -                    (6,076)
     Unamortized premium and discount, net                                  (862)                     (921)
----------------------------------------------------------------------------------------------------------

Total long-term debt, net                                               $659,135                  $579,595
==========================================================================================================

                                                       2001     2002     2003    2004     2005     Thereafter
-------------------------------------------------------------------------------------------------------------
                                                                          (Thousands)
Amounts payable under long-term debt agreements      $30,665   $32,510  $32,875 $31,585  $169,920    $393,107
=============================================================================================================

     The weighted average interest rate on short-term debt at December 31, 2000, was 7.7% compared to 6.8% at December 31, 1999.

     The first mortgage bonds are collateralized by the LPSC jurisdictional property, plant and equipment within Cleco Power. In the various parishes that contain such property, a lien is filed with the clerk of court. Before Cleco Power can sell any of this property, it must get a release signed by the trustee.

     The senior secured bonds are collateralized with the Evangeline generating station assets held by Evangeline.

     Medium-term notes and the pollution control revenue bonds are not collateralized.

     On May 25, 2000, the Company sold $100 million aggregate principal amount of its five-year senior notes. These notes bear interest at 8.75% per year, mature on June 1, 2005, and are uncollateralized. Approximately $50 million of the proceeds from the sale of the notes was used to pay down commercial paper financing, and the remainder was used to invest in joint ventures.

Note F - Common Stock

     Under the terms of the incentive compensation plans in effect during the three-year period ended December 31, 2000, certain officers and key employees of the Company and its subsidiaries were awarded shares of restricted Company common stock. The cost of the restricted stock awards, as measured by the market value of the common stock at the time of the grant, is recorded as compensation expense during the periods in which the restrictions lapse. As of December 31, 2000, the number of shares of restricted stock previously granted for which restrictions had not lapsed totaled 138,118 shares.

     The Company makes no charge to expense with respect to the granting of options at fair market value or above to employees or directors. Options may be granted to certain officers, key employees or directors of the Company or its subsidiaries. During 2000, the Company granted two types of non-qualified stock options under the incentive compensation plan - basic and premium options. Basic options have an exercise price approximately equal to the fair market value of the stock at grant date. Premium options have three exercise prices that are above the fair market value of the stock at grant date. Both types of options granted in 2000 vest one-third each year beginning on the third anniversary of the grant date. Both types of options granted in 2000 expire after ten years. In accordance with Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," the Company has not recognized any compensation expense for stock options granted.

     Changes in incentive shares for the three-year period ended December 31, 2000, were as follows:

                                                                    Incentive Share
-------------------------------------------------------------------------------------------------
                                                Option Price      Unexercised      Available for
                                                 per Share       Option Shares     Future Grants
-------------------------------------------------------------------------------------------------
Balance, January 1, 1998                                                15,800           708,039

Options exercised                                $  16.780              (5,000)
Options granted (directors)                      $  31.875              12,503           (12,503)
Restricted stock granted                                                                 (21,362)
Restricted stock forfeited                                                                 2,543
-------------------------------------------------------------------------------------------------

Balance, December 31, 1998                                              23,303           676,717

Options exercised                                $  16.780             (10,800)
Options granted (directors)                      $  31.875               7,778            (7,778)
Options granted - basic (employees)              $  32.250             166,300          (166,300)
Options granted - premium (employees)            $  38.41 to           371,400          (371,400)
                                                 $  43.16

Restricted stock granted                                                                 (50,074)
Restricted stock forfeited                                                                   552
-------------------------------------------------------------------------------------------------

Balance, December 31, 1999                                             557,981            81,717

Approval of 2000 LTIP                                                                    800,000
Options forfeited                                $  32.25               (4,800)            4,800
Options forfeited                                $  38.41 to           (15,000)           15,000
                                                 $  43.16
Options granted (directors)                      $  34.63               10,000           (10,000)
Options granted - basic (employees)              $  34.63                4,000            (4,000)
Options granted - premium (employees)            $  41.24 to            27,000           (27,000)
                                                 $  46.34
Options granted - basic (employees)              $  36.88               18,900           (18,900)
Options granted - premium (employees)            $  43.92 to            27,000           (27,000)
                                                 $  49.35
Restricted stock granted                                                                 (71,426)
Restricted stock forfeited                                                                 1,669
-------------------------------------------------------------------------------------------------
Balance, December 31, 2000                                             625,081           744,860
=================================================================================================

     Had the compensation cost for the Company's stock-based compensation plans been determined consistent with SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net income and net income per common share would approximate the pro forma amounts below:

                                              For the year ended December 31,
                                        2000              1999               1998
------------------------------------------------------------------------------------------
                                    As       Pro       As      Pro       As       Pro
                                 Reported   Forma   Reported  Forma   Reported   Forma
                                ----------------------------------------------------------
                                        (Thousands except per share amounts)
SFAS No. 123 expense              $     -  $   311  $     -   $ 1,036  $     -   $   525
Estimated reduction in income
   tax for SFAS No. 123 expense         -     (103)       -      (342)       -      (173)
------------------------------------------------------------------------------------------
Net income applicable to
   common stock                   $63,112  $62,904  $54,756   $54,062  $51,664   $51,312
==========================================================================================
Net income per basic
   common share                   $  2.81  $  2.80  $  2.43   $  2.40  $  2.30   $  2.28
==========================================================================================

     The assumptions used to calculate the additional compensation expense are as follows:

                                 For the year ended December 31,
                                          2000    1999     1998
----------------------------------------------------------------
Expected term (in years)                  5.26     6.31     5.00
Volatility                               14.22%   12.94%   12.29%
Expected dividend yield                   4.75%    5.11%    5.05%
Risk-free interest rate                   6.32%    5.94%    5.79%
Weighted average fair value
         (Black Scholes value)          $ 3.01   $ 2.15   $ 3.13

     The effects of applying SFAS No. 123 in this pro forma disclosure are not necessarily indicative of future amounts. SFAS No. 123 does not apply to awards prior to 1995, and the Company anticipates making awards in the future under its stock-based compensation plans.

     The following table summarizes information about employee and director stock options outstanding at December 31, 2000:

                                         Options Outstanding
                                     Number      Weighted Average  Weighted Average
     Range of         Number      Exercisable at     Exercise         Remaining
  Exercise Price   Outstanding      12/31/2000         Price       Contractual Life
------------------------------------------------------------------------------------
  $31.875               20,281        20,281         $31.875           7.68
  $32.25               161,500           -           $32.25            8.50
  $38.41 to $43.16     356,400           -           $40.76            8.50
  $34.63                14,000           -           $34.63            9.29
  $41.24 to $46.34      27,000           -           $43.77            9.29
  $36.88                18,900           -           $36.88            9.54
  $43.92 to $49.35      27,000           -           $46.61            9.54

     Various of the Company's debt agreements contain covenants that restrict the amount of retained earnings that may be distributed as dividends to common shareholders. The most restrictive covenant requires that common shareholders' equity be not less than 30% of total capitalization, including short-term debt. At December 31, 2000, approximately $85.1 million of retained earnings was not restricted.

     On July 28, 2000, the Company's board of directors adopted the Shareholder Rights Plan (Rights Plan). Under the Rights Plan, the holders of common stock as of August 14, 2000, received a dividend of one right for each share of common stock held on that date. In the event an acquiring party accumulates 15% or more of the Company's common stock, the rights would, in essence, allow the holder to purchase the company's common stock at half the current fair market value. The Company generally would be entitled to redeem the rights at $0.01 per right at any time until the tenth day following the time the rights become exercisable. The rights expire on July 30, 2010.

     On January 28, 2000, the Company's board of directors adopted a Cleco Corporation Employee Stock Purchase Plan (ESPP), subject to shareholder approval, which was granted on April 28, 2000. The ESPP provides the opportunity for employees to purchase shares of the Company's common stock at a discounted price. The Company implemented the ESPP effective October 1, 2000.

     Regular, full-time and part-time employees of the Company and its participating affiliates, except officers and general managers and employees who own 5% or more of the Company's stock, may participate in the ESPP. An eligible employee enters into an option agreement to become a participant in the ESPP. Under the agreement, the employee authorizes payroll deductions in an amount not less than $10 but not more than $350 each pay period. Payroll deductions are accumulated during a calendar quarter and applied to the purchase of common stock at the end of each quarter, which is referred to as an "offering period." Pending the purchase of common stock, payroll deductions remain as general assets of the Company. No trust or other fiduciary account will be established in connection with the ESPP. At the end of each offering period, payroll deductions are automatically applied to the purchase of shares of common stock. The number of shares of common stock purchased is determined by dividing each participant's payroll deductions during the offering period by the option price of a share of common stock. The "option price" is equal to the lesser of:

         . 85% of the closing sales price of common stock on the first day of the offering period (or if no sales occurred on that day, the immediately preceding day on which common stock was traded); or

         . 85% of the closing sales price of common stock on the last day of the period (or if no sales occurred on that day, the immediately preceding day on which common stock was traded).

     A maximum number of 322,000 shares of common stock may be purchased under the ESPP, subject to adjustment for changes in the capitalization of the Company. The Compensation Committee of the Company's board of directors administers the ESPP. The Compensation Committee and the board of directors each possess the authority to amend the ESPP, but shareholder approval is required for any amendment that increases the number of shares subject to the ESPP.

--------------------------------------------------------------------------------

Note G - Extraordinary Gain

     In March 2000 Four Square Gas, a wholly owned subsidiary of Energy, which is wholly owned by Midstream, paid a third party $2.1 million for a note with a face value of approximately $6 million issued by Four Square Production, another wholly owned subsidiary of Energy. The note relates to the production assets held by Four Square Production which were previously classified as assets available for sale, described in Note H - "Assets Held for Sale," below. As part of the transaction, the third-party debtholder sold the note, associated mortgage, deed of trust and pledge agreement and assigned a 5% overriding royalty interest in the production assets to Four Square Gas. Four Square Gas paid, in addition to the $2.1 million, a total of 4.5% in overriding royalty interest in the production assets. Four Square Gas borrowed the $2.1 million from the Company. The gain of approximately $3.9 million was offset against the $1.4 million of income tax related to the gain to arrive at the extraordinary gain, net of income tax, of approximately $2.5 million.

--------------------------------------------------------------------------------

Note H - Assets Held for Sale

     Oil and gas properties held by Energy, were identified as "Assets Held for Sale" and were accounted for in accordance with the provisions of EITF Consensus No. 87-11, "Allocation of Purchase Price to Assets to Be Sold." Oil and gas properties held for sale are reflected net of working capital and debt specifically identified with the purchase of the oil and gas properties. These properties are periodically reviewed to determine if they have been impaired. In accordance with EITF No. 87-11, a net loss relative to the operations of these assets of approximately $0.3 million has been excluded from the Consolidated Statements of Income and capitalized as a component of assets held for sale for the seven-month period ended July 31, 1999. The components of the assets available for sale consist of assets with a book value of approximately $8.9 million offset by capitalized losses of $0.3 million and long-term debt of approximately $6.1 million, for a net of $2.5 million, which is reported in other current assets. A net loss of approximately $0.2 million has been included in the Consolidated Statements of Income for the five-month period ended December 31, 1999. As of September 30, 2000, the Company has discontinued actively searching for a buyer for these assets, resulting in the reclassification of the book value of the assets to property, plant and equipment. Long-term debt of approximately $6.0 million relating to the acquisition of the oil and gas properties was purchased by an affiliate as described in Note G - "Extraordinary Gain," above.

Note I - Preferred Stock

     In connection with the establishment of the ESOP, Utility Group, the predecessor of Cleco Power, sold 300,000 shares of 8.125% convertible preferred stock to the ESOP. As part of the holding company reorganization, each share of Utility Group 8.125% convertible preferred stock was exchanged for one share of Company 8.125% convertible preferred stock. Each share of Company 8.125% preferred stock is convertible into 4.8 shares of Company common stock. The amount of total capitalization reflected in the consolidated financial statements has been reduced by an amount of deferred compensation expense related to the shares of convertible preferred stock which have not yet been allocated to ESOP participants. The amount shown in the consolidated financial statements for preferred dividend requirements in 2000, 1999 and 1998 has been reduced by $391,000, $435,000 and $521,000, respectively, to reflect the benefit of the income tax deduction for dividend requirements on unallocated shares held by the ESOP.

     Upon involuntary liquidation, preferred shareholders are entitled to receive par value for shares held before any distribution is made to common shareholders. Upon voluntary liquidation, preferred shareholders are entitled to receive the redemption price per share applicable at the time such liquidation occurs, plus any accrued dividends.

     Information about the components of preferred stock capitalization is as follows:

                                              Balance           Balance             Balance              Balance
                                              Jan. 1,           Dec. 31,            Dec. 31,             Dec. 31,
                                               1998    Change    1998     Change      1999     Change      2000
-----------------------------------------------------------------------------------------------------------------
                                                             (Thousands, except share amounts)
CUMULATIVE PREFERRED STOCK,
    $100 par value
 NOT SUBJECT TO MANDATORY
    REDEMPTION
    4.50%                                 $     1,029           $  1,029            $  1,029             $  1,029
 Convertible, Series of 1991,
    8.125%, ESOP                               29,073  $ (384)    28,689  $  (838)    27,851   $ (790)     27,061
-----------------------------------------------------------------------------------------------------------------
                                          $    30,102  $ (384)  $ 29,718  $  (838)  $ 28,880   $ (790)   $ 28,090
=================================================================================================================
SUBJECT TO MANDATORY
 REDEMPTION
 4.50%, Series of 1955                    $       320  $  (40)  $    280  $  (280)         -        -           -
 4.65%, Series of 1964                          2,940    (140)     2,800   (2,800)         -        -           -
 4.75%, Series of 1965                          2,860    (260)     2,600   (2,600)         -        -           -
-----------------------------------------------------------------------------------------------------------------
                                          $     6,120  $ (440)  $  5,680  $(5,680)
=================================================================================================================
 Deferred compensation related to
    convertible preferred stock held
    by the ESOP                           $   (18,766) $1,843   $(16,923) $ 1,932   $(14,991)  $1,997    $(12,994)
=================================================================================================================
CUMULATIVE PREFERRED STOCK,
    $100 par value
 Number of shares
    Authorized                              1,410,000  (4,000) 1,406,000  (54,000) 1,352,000            1,352,000
    Issued and outstanding                    362,218  (8,240)   353,978  (65,174)   288,804   (7,904)    280,900
=================================================================================================================
CUMULATIVE PREFERRED STOCK,
    $25 par value
 Number of shares authorized
    (None outstanding)                      3,000,000          3,000,000           3,000,000            3,000,000
=================================================================================================================

     Preferred stock, other than the convertible preferred stock held by the ESOP, is redeemable at the Company's option, subject to 30 days' prior written notice to holders. The convertible preferred stock is redeemable at any time at the Company's option. If the Company were to elect to redeem the convertible preferred stock, shareholders may elect to receive the optional redemption price or convert the preferred stock into common stock. The redemption provisions for the various series of preferred stock are shown in the following table.

                                 Optional Redemption
----------------------------------------------------
                                   Price per Share
                                --------------------
Series
4.50%                                     $101
Convertible, Series of 1991        $100.8125 to $100

Note J - Pension Plan and Employee Benefits

     Substantially all employees are covered by a noncontributory, defined benefit pension plan. Benefits under the plan reflect an employee's years of service, age at retirement and highest total average compensation for any consecutive five calendar years during the last ten years of employment with the Company. The Company's policy is to fund contributions to the employee pension plan based upon actuarial computations utilizing the projected unit credit method, subject to the Internal Revenue Service's full funding limitation. No contributions to the pension plan were required during the three-year period ended December 31, 2000. Cleco Power is considered the plan sponsor and Cleco Support Group LLC is considered the plan administrator.

     The Company's retirees and their dependents are eligible to receive health, dental and life insurance benefits (Other Benefits). The Company recognizes the expected cost of these benefits during the periods in which the benefits are earned.

     The employee pension plan and other benefits obligation plan assets and funded status as determined by the actuary at December 31, 2000 and 1999, are presented in the following table.

                                                            Pension Benefits             Other Benefits
                                                          2000            1999         2000          1999
------------------------------------------------------------------------------------------------------------
                                                                             (Thousands)
Change in benefit obligation
    Benefit obligation at beginning of year             $129,970        $132,721    $ 16,194        $ 16,602
    Service cost                                           3,825           4,353         848             661
    Interest cost                                          9,706           9,198       1,321           1,099
    Plan participants' contributions                           -               -         454             338
    Actuarial (gain)/loss                                 (6,076)         (8,728)        362          (1,624)
    Expenses paid                                         (1,212)         (1,254)          -               -
    Benefits paid                                         (6,602)         (6,320)       (966)           (882)
------------------------------------------------------------------------------------------------------------
    Benefit obligation at end of year                    129,611         129,970      18,213          16,194
------------------------------------------------------------------------------------------------------------

Change in plan assets
    Fair value of plan assets at beginning of year       184,613         181,698           -               -
    Actual return on plan assets                          18,035          10,489           -               -
    Expenses paid                                         (6,602)         (1,254)          -               -
    Benefits paid                                         (1,212)         (6,320)          -               -
------------------------------------------------------------------------------------------------------------
    Fair value of plan assets at end of year             194,834         184,613           -               -
------------------------------------------------------------------------------------------------------------

Funded status                                             65,223          54,643     (18,213)        (16,194)
    Unrecognized net actuarial (gain)                    (60,375)        (53,369)     (2,646)         (3,058)
    Unrecognized transition obligation/(asset)            (3,990)         (5,308)      6,160           6,673
    Prior service cost                                    11,806          12,775           -               -
------------------------------------------------------------------------------------------------------------
    Prepaid/(accrued) benefit cost                      $ 12,664        $  8,741    $(14,699)       $(12,579)
============================================================================================================

     Employee pension plan assets are invested in the Company's common stock, other publicly traded domestic common stocks, U.S. government, federal agency and corporate obligations, an international equity fund, commercial real estate funds and pooled temporary investments.

     The components of net periodic pension and other benefits cost (income) for 2000, 1999 and 1998 are as follows, along with assumptions used:

                                                     Pension Benefits            Other Benefits
                                                 2000      1999      1998    2000     1999     1998
---------------------------------------------------------------------------------------------------
                                                                       (Thousands)
Components of periodic benefit costs
    Service cost                             $  3,825  $  4,353  $  3,734  $  848   $  661   $  671
    Interest cost                               9,706     9,198     8,326   1,321    1,099    1,062
    Expected return on plan assets            (15,912)  (14,267)  (12,797)      -        -        -
    Amortization of transition
       obligation (asset)                      (1,318)   (1,317)   (1,318)    513      513      513
    Prior period service cost
       amortization                               969       969       969       -        -        -
    Net (gain) loss                            (1,194)        -      (142)      5        -      (66)
---------------------------------------------------------------------------------------------------
    Net periodic benefit cost/(income)       $ (3,924) $ (1,064) $ (1,228) $2,687   $2,273   $2,180
---------------------------------------------------------------------------------------------------

                                                     Pension Benefits            Other Benefits
                                                 2000      1999      1998    2000     1999     1998
---------------------------------------------------------------------------------------------------
Weighted-average assumptions as of
  December 31:
    Discount rate                                8.00%    7.50%    6.75%    8.00%    7.50%   6.75%
    Expected return on plan assets               9.50%    9.50%    9.50%    N/A      N/A     N/A
    Rate of compensation increase                5.00%    5.00%    5.00%    N/A      N/A     N/A

     The assumed health care cost trend rate used to measure the expected cost of other benefits was 8.0% in 2000, 8.5% in 1999 and 9.5% in 1998, declining to 5.5% by 2009 and remaining at 5.5% thereafter. The initial health care cost trend rate was reduced from 10% in 1996 to 9.5% in 1998 to 8.5% in 1999 and to 8.0% in 2000, which resulted in an unrecognized gain. Assumed health care cost trend rates have a significant effect on the amount reported for the health care plans. A one-percentage point change in assumed health care cost trend rates would have the following effects on other benefits:

                                     1-percentage point
                                   Increase      Decrease
---------------------------------------------------------
                                         (Thousands)
Effect on total of service and
    interest cost components          $147       $(149)
Effect on post-retirement
    benefit obligation                $953       $(988)

     Substantially all employees are eligible to participate in a savings and investment plan (401(k) Plan). The Company makes matching contributions to 401(k) Plan participants by allocating shares of convertible preferred stock held by the ESOP. Compensation expense related to the 401(k) Plan is based upon the value of shares of preferred stock allocated to ESOP participants and the amount of interest incurred by the ESOP, less dividends on unallocated shares held by the ESOP. At December 31, 2000 and 1999, the ESOP had allocated to employees 152,189 and 139,086 shares, respectively.

     The table below contains information about the 401(k) Plan and the ESOP:

                                  For the year ended December 31,
                                   2000        1999        1998
----------------------------------------------------------------
                                           (Thousands)
401(k) Plan expense               $1,061      $1,108      $1,107
Dividend requirements to
   ESOP on convertible
   preferred stock                $2,231      $2,283      $2,341
Interest incurred by ESOP
   on its indebtedness            $1,109      $1,296      $1,683
Company contributions
   to ESOP                        $1,391      $1,513      $1,075

Note K - Income Tax Expense

     Federal income tax expense is less than the amount computed by applying the statutory federal rate to book income before tax as follows:

                                                             For the year ended December 31,
                                                      2000               1999                1998
-------------------------------------------------------------------------------------------------
                                                              (Thousands, except for %)
                                                   Amount   %       Amount    %     Amount   %
                                                 ------------------------------------------------
Net income from continuing operations
    before tax                                   $104,296  100.0    $85,836  100.0 $80,741  100.0
Tax at statutory rate                              36,504   35.0     30,043   35.0  28,259   35.0
Increase (decrease):
    Tax effect of AFUDC                              (381)  (0.3)      (261)  (0.3)   (601)  (0.7)
    Amortization of investment tax credits         (1,742)  (1.7)    (1,790)  (2.1) (1,790)  (2.2)
    Tax effect of prior-year tax
             benefits not deferred                    988    0.9      1,119    1.3   2,175    2.7
    AFUDC gross up - SFAS No. 109                  (1,731)  (1.6)    (1,548)  (1.8) (1,009)  (1.2)
    Other, net                                     (2,263)  (2.2)    (2,929)  (3.4) (2,449)  (3.1)
-------------------------------------------------------------------------------------------------
Total federal income tax expense
    from continuing operations                     31,375   30.1     24,634   28.7  24,585   30.5
-------------------------------------------------------------------------------------------------
Current state income tax expense
    from continuing operations                      3,586    3.4      3,132    3.6   2,186    2.7
-------------------------------------------------------------------------------------------------
Total federal and state income tax expense
    from continuing operations                   $ 34,961   33.5    $27,766   32.3 $26,771   33.2
=================================================================================================

Information about current and deferred income tax expense is as follows:

                                                                         2000           1999       1998
--------------------------------------------------------------------------------------------------------
                                                                                   (In thousands)
Current federal income tax expense                                     $28,157        $17,967    $17,672
Deferred federal income tax expense                                      4,960          8,457      8,703
Amortization of accumulated deferred investment tax credits             (1,742)        (1,790)    (1,790)
--------------------------------------------------------------------------------------------------------
Total federal income tax expense                                        31,375         24,634     24,585
Current state income tax expense                                         3,586          3,132      2,186
--------------------------------------------------------------------------------------------------------
Total federal and state income tax expense from continuing operations   34,961         27,766     26,771
--------------------------------------------------------------------------------------------------------
Discontinued operation
  Income tax expense from loss from operations
     Federal current                                                    (2,344)          (565)       (91)
     Federal deferred                                                     (575)             1          -
     State current and deferred                                           (471)           (98)       (15)
--------------------------------------------------------------------------------------------------------
  Total tax expense from loss from discontinued operation               (3,390)          (662)      (106)
--------------------------------------------------------------------------------------------------------
  Income tax expense from loss on disposal of segment
     Federal deferred                                                     (825)             -          -
     State deferred                                                        (83)             -          -
--------------------------------------------------------------------------------------------------------
  Total tax expense from loss on disposal of segment                      (908)             -          -
--------------------------------------------------------------------------------------------------------
  Income tax expense from gain on extraordinary item
     Federal current                                                     1,408              -          -
--------------------------------------------------------------------------------------------------------
  Total federal and state income tax expense                           $32,071        $27,104    $26,665
========================================================================================================
Deferred federal income tax expense attributable to:
  Depreciation                                                         $ 6,038        $ 8,524    $11,748
  Storm damages                                                           (199)           912        492
  Asset basis differences                                               (2,078)        (2,797)      (571)
  Employee benefits                                                      1,390            197       (419)
  Fuel costs                                                             2,062            660       (612)
  Reacquired debt                                                         (210)          (269)      (249)
  Other                                                                 (2,043)         1,230     (1,686)
--------------------------------------------------------------------------------------------------------
  Total deferred federal income tax expense                            $ 4,960        $ 8,457    $ 8,703
========================================================================================================

     The balance of accumulated deferred federal and state income tax assets and liabilities at December 31, 2000 and 1999, was comprised of the tax effect of the following:

                                                               2000                     1999
------------------------------------------------------------------------------------------------------
                                                        Asset      Liability      Asset      Liability
                                                       -----------------------------------------------
                                                                          (Thousands)
Depreciation and property basis differences            $ 5,528       $157,986   $  6,894      $153,090
Allowance for funds used during construction                 -         28,756          -        42,974
Investment tax credits                                  16,259              -     15,979             -
SFAS No. 109 adjustments                                22,535         65,286     92,416       110,315
Postretirement benefits other than pension               4,333              -      4,731             -
Other                                                    7,853         18,090      5,619        14,818
Accumulated deferred federal and state income taxes    $56,508       $270,118   $125,639      $321,197

     Regulatory assets recorded for deferred taxes at December 31, 2000 and 1999, were $100.3 million and $115.9 million, respectively. Regulatory liabilities recorded for deferred taxes at December 31, 2000 and 1999, were $38.8 million and $97.1 million, respectively. Regulatory assets and liabilities will be realized over the accounting lives of the related properties to the extent past ratemaking practices are continued by regulators.

     The Company does not have a valuation account for deferred tax assets since the Company considers deferred tax assets realizable.

--------------------------------------------------------------------------------
Note L - Disclosures about Segments

                                                                                Unallocated Items,
                                   Cleco                                        Reclassifications
2000                               Power     Midstream    UtiliTech    Others     & Eliminations   Consolidated
---------------------------------------------------------------------------------------------------------------
                                                                      (Thousands)
Revenues
   Retail electric operations    $  619,528                                                          $  619,528
   Energy marketing operations       18,078   $183,166                                                  201,244
   Other operations                       -        403      $18,125  $     73         $ (18,125)            476
   Customer credits                  (1,233)         -            -         -                 -          (1,233)
---------------------------------------------------------------------------------------------------------------
Total operating revenue          $  636,373   $183,569      $18,125  $     73         $ (18,125)     $  820,015
Intersegment revenues            $    9,256   $ 37,667      $ 1,071  $103,366         $(151,360)
Depreciation expense             $   49,787   $  5,952      $   118  $    101         $    (118)     $   55,840
Interest charges                 $   28,722   $ 13,469      $   258  $  7,114         $    (258)     $   49,305
Segment profit (loss) (1)        $   90,855   $ 15,220            -  $ (1,779)        $ (36,831)     $   67,465
Loss on disposal of
   discontinued segment, net              -          -      $(1,450)        -                 -      $   (1,450)
Loss from discontinued
   operations, net                        -          -      $(5,411)        -                 -      $   (5,411)
Extraordinary item                        -   $  2,508            -         -                 -      $    2,508
Segment assets                   $1,302,175   $485,085      $ 8,892  $429,259         $(379,707)     $1,845,704
(1) Reconciliation of segment profit to consolidated profit:    Unallocated items
                                                                   Income taxes            $34,961
                                                                   Preferred dividends       1,870
                                                                                          --------
                                                                                           $36,831
                                                                                          ========
1999
---------------------------------------------------------------------------------------------------------------
Revenues
   Retail electric operations    $  508,790                                                          $  508,790
   Energy marketing operations      238,082   $ 18,698                                                  256,780
   Other operations                       -      2,227      $ 6,866  $    636         $  (8,088)          1,641
   Customer credits                  (2,776)         -            -         -                 -          (2,776)
---------------------------------------------------------------------------------------------------------------
Total operating revenues         $  744,096   $ 20,925      $ 6,866  $    636         $  (8,088)     $  764,435
Intersegment revenues            $    7,816   $  8,081      $   792  $  1,151         $ (17,840)
Depreciation expense             $   49,298   $  1,101      $   199         -         $    (632)     $   49,966
Interest charges                 $   28,414   $  1,284      $    12  $    666         $    (773)     $   29,603
Segment profit (loss) (1)        $   83,955   $  1,306            -  $    968         $ (30,169)     $   56,060
Loss from discontinued operations                            (1,304)                          -          (1,304)
Segment assets                   $1,414,579   $247,021      $ 2,848  $263,889         $(223,687)     $1,704,650

(1) Reconciliation of segment profit to consolidated profit:  Unallocated items
                                                                 Income taxes              $27,766
                                                                 Preferred dividends         2,010
                                                                 Other                          92
                                                                                          --------
                                                                                           $30,169
                                                                                          ========

1998
---------------------------------------------------------------------------------------------------------------
Revenues
    Retail electric operations   $  487,280                                                          $  487,280
    Energy marketing operations      32,695   $ 10,118                                $ (10,118)         32,695
    Other operations                      -          -      $   214  $    865            (1,079)              -
    Customer credits                 (4,800)         -            -         -                 -          (4,800)
---------------------------------------------------------------------------------------------------------------
Total Operating revenues         $  515,175   $ 10,118      $   214  $   865          $ (11,197)     $  515,175
Intersegment revenues                         $  3,242      $   297  $ 1,443          $  (4,982)
Depreciation expense             $   48,382   $    831      $    79        -          $    (910)     $   48,382
Interest charges                 $   27,360   $    792            -        -          $    (792)     $   27,360
Segment profit/(loss) (1)        $   79,383   $   (719)           -  $ 1,505          $ (28,336)     $   51,833
Loss from discontinued operations                           $  (169)                                 $     (169)
Segment assets                   $1,383,648   $ 67,322      $ 3,483  $27,443          $ (52,896)     $1,429,000

/(1)/ Reconciliation of segment profit to consolidated profit:  Unallocated items
                                                                 Income taxes              $26,771
                                                                 Preferred dividends         2,137
                                                                 Other                        (572)
                                                                                          --------
                                                                                           $28,336
                                                                                          ========

     The Company has determined that its reportable segments are based on the Company's method of internal reporting, which disaggregates its business units by major first-tier subsidiary. The Company's reportable segments are Cleco Power, Midstream and UtiliTech. Reportable segments were determined by applying SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." Each reportable segment engages in business activities from which it earns revenues and incurs expenses. Segment managers report at least monthly to the Company's Chief Executive Officer (the chief decision maker) with discrete financial information, present quarterly discrete financial information to the Company's Board of Directors and meet quantitative thresholds as defined by SFAS No. 131. Budgets were prepared by each reportable segment for 2000, which were presented to, and approved by, the Company's Board of Directors.

     In December 2000 management decided to dispose of UtiliTech. See Note R- "Discontinued Operations" for more information.

     The "Others" segment consists of costs within the parent company, costs within a shared services subsidiary, start-up costs associated with a retail services subsidiary, and revenue and expenses associated with an investment subsidiary. These subsidiaries operate within Louisiana and Delaware.

     The financial results of the Company's segments are presented on an accrual basis. Significant differences among the accounting policies of the segments as compared to the Company's consolidated financial statements principally involve the classification of revenue and expense between operating and other. Management evaluates the performance of its segments and allocates resources to them based on segment profit (loss) before income taxes and preferred stock dividends. In the year 1998 and the first six months of 1999, Midstream and UtiliTech reported profit (loss) as other income (expense) within Cleco Power. For purposes of this footnote, gross amounts of revenue and expenses are reported on the appropriate line. The "Unallocated Items, Reclassifications & Eliminations" column reclassifies the items of revenue and expense recorded under the equity method to other income (expense). Material intersegment transactions occur on a regular basis.

Note M - Accrual of Estimated Customer Credits

     The Company's reported earnings in the year ended December 31, 2000, reflect a $1.2 million accrual within Cleco Power for estimated customer credits that may be required under terms of an earnings review settlement reached with the LPSC in 1996. The 1996 LPSC settlement, and a subsequent amendment, set Cleco Power's rates until the year 2004 and also provided for annual base rate tariff reductions of $3 million in 1997 and $2 million in 1998. As part of the settlement, Cleco Power is allowed to retain all regulated earnings up to a 12.25% return on equity, and to share equally with customers as credits on their bills all regulated earnings between 12.25% and 13% return on equity. All regulated earnings above a 13% return on equity are credited to customers. The amount of credits due customers, if any, is determined by the LPSC annually based on 12-month-ending results as of September 30th of each year. The settlement provides for such credits to be made on customers' bills the following summer.

     Of the $1.2 million, $0.7 million relates to the 12-months-ended September 30, 2000, cycle, and the remaining $0.5 million relates to the estimated refund for the 12-months-ended September 30, 1999, cycle. The $1.2 million was recorded as a reduction in revenue due to the nature of the customer credits. The $0.5 million relating to the September 30, 1999, cycle is due to a settlement with the LPSC. The amount of the credit for the cycle ending September 30, 2000, if any, has not yet been determined by the LPSC.

--------------------------------------------------------------------------------

Note N - Equity Investment in Investee

     Equity investment in investee represents Midstream's approximately $97.2 million investment in Acadia Power Partners LLC (APP) and Energy's approximately $0.9 million investment in Hudson SVD LLC.

     APP is a joint venture 50% owned by Midstream and 50% owned by Calpine Corporation. APP was formed in order to construct, own and operate a 1,000 MW, natural gas-fired electric plant to be located near Eunice, Louisiana. The Company reports its investment in APP on the equity method of accounting as defined in APB Opinion No. 18, "The Equity Method of Accounting for Investments in Common Stock." Midstream's equity as reported in the unaudited interim balance sheet of APP at December 31, 2000, was $94.8 million and zero at December 31, 1999. The majority of the difference of $2.4 million between the equity investment in investee and the member's equity was the interest capitalized on funds used to contribute to APP as required by SFAS No. 58, "Capitalization of Interest Cost in Financial Statements That Include Investments Accounted for by the Equity Method. See Note B - "Summary of Significant Accounting Policies, Capitalized Interest."

     Energy owns 50% of Hudson SVD LLC, which owns interest in several other entities that own and operate natural gas pipelines in Texas and Louisiana. The Company reports its investment in Hudson SVD LLC on the equity method of accounting as defined in APB Opinion No. 18. The most recent unaudited financial statements available for Hudson SVD are as of October 31, 2000. The member's equity as reported in the unaudited interim balance sheet at October 31, 2000, was approximately $0.9 million, which equals the investment at Energy.

Note O - Operating Lease

     In July 1998 the Board of Directors of the predecessor of Cleco Power approved the construction of a 775-megawatt repowering project (Project) by its then wholly owned subsidiary, Evangeline, at the Coughlin Power Station (CPS). The Project used three new natural gas-fueled combustion turbine generators and related heat recovery system generators to repower two existing steam turbines at CPS.

     Evangeline, now a wholly owned subsidiary of Midstream, owns the Project. Evangeline has an agreement with an affiliate, Cleco Generation Services LLC, to operate the Project. As of December 31, 2000, the Company had capitalized approximately $218.6 million in plant in operation and $7.1 million in construction work in progress on the Project.

     In July 2000 Unit No. 7 of the Evangeline power plant was declared in commercial operation. The other unit at the plant, Unit No. 6, was declared in commercial operation during June 2000. Revenues and operating expenses associated with Unit No. 7 prior to the July commercial operation date are reflected in construction work in progress on the Company's Consolidated Balance Sheets. Revenues and operating expenses relating to both units are reflected on the Company's Consolidated Statements of Income after they were declared in commercial operation.

     Under the terms of the Evangeline Tolling Agreement, for 20 years Williams has the right to own and market the electricity produced by the Evangeline facility and will supply the required natural gas to the facility. Evangeline will collect a fee from Williams for operating and maintaining the Evangeline facility. The Evangeline Tolling Agreement is accounted for as an operating lease and its revenues are recognized as described in Note B - "Summary of Significant Accounting Policies, Revenues and Fuel Costs."

     The following table contains an analysis of the Company's property being utilized under an operating lease:

                                        At December 31,
                                            2000
-------------------------------------------------------
                                         (Thousands)
Evangeline Power Station                   $218,564
Construction work in
    progress                                  7,141
Less: accumulated
    depreciation                              4,277
-------------------------------------------------------
                                           $221,428
=======================================================

     The following is a schedule by years of future minimum rental payments (assumes no change to the tested capacity or heat rate of the plant) required under the Evangeline Tolling Agreement, which is in effect until mid-2020.

Year ending December 31:                    (Thousands)
2001                                        $   50,327
2002                                            50,845
2003                                            51,371
2004                                            51,905
2005                                            52,442
Thereafter                                     824,499
------------------------------------------------------
Total future minimum rental payments        $1,081,389
======================================================

     Future minimum rental (assumes no changes to the tested capacity or heat rate of the plant) payments have not been adjusted for contingent items such as bonuses or penalties which will vary the actual amounts received from Williams under the Evangeline Tolling Agreement. For the year ending December 31, 2000, tolling rental revenues of $41.5 million were recognized, including contingent rents of approximately $1 million.

--------------------------------------------------------------------------------

Note P - Proceedings before the LPSC

     Several Louisiana-based contractors providing utility line construction services instituted a proceeding via petition with the LPSC on April 9, 1999, alleging subsidization by Cleco Power to a nonregulated affiliate, Cleco Services LLC, now operating as UtiliTech. The LPSC assigned Docket No. U-24064 to the complaint. On September 6, 2000, Cleco Power and the complainants signed an agreement to settle the dispute. The terms of the settlement did not result in a material effect upon the Company's results of operations and financial condition.

     In connection with this proceeding, LPSC staff engaged the services of an outside consultant. The outside consultant filed testimony on behalf of the LPSC staff identifying several possible ratemaking adjustments to Cleco Power's previous and future Rate Stabilization Plan filings that could affect Cleco Power's customer credits. On October 3, 2000, Cleco Power and the staff of the LPSC signed an agreement resolving all outstanding issues, which the LPSC approved on November 2, 2000. The settlement resulted in an increase to Cleco Power's customer credits of approximately $500,000, which will be paid to Cleco Power's customers in September 2001.

Note Q - Legal Proceeding: Fuel Supply - Lignite

     Cleco Power and Southwestern Electric Power Company (SWEPCO), each a 50% owner of Dolet Hills Unit 1, jointly own lignite reserves in the Dolet Hills area of northwestern Louisiana. In 1982 Cleco Power and SWEPCO entered into the Lignite Mining Agreement (LMA) with the Dolet Hills Mining Venture (DHMV), a partnership for the mining and delivery of lignite from a portion of these reserves (Dolet Hills Mine). The LMA expires in 2011. The price of lignite delivered pursuant to the LMA is a base price per ton, subject to escalation based on certain inflation indices, plus specified "pass-through" costs.

     Currently, Cleco Power is receiving annually a minimum delivery of 1,750,000 tons under the LMA. Since the late 1980s, additional spot lignite deliveries have been obtained through competitive bidding from DHMV and another lignite supplier. In 2000 Cleco Power and SWEPCO received deliveries which approximated 21% of the annual lignite consumption at the Dolet Hills Unit 1 from the other lignite supplier.

     On April 15, 1997, Cleco Power and SWEPCO filed a lawsuit in the United States District Court for the Western District of Louisiana (Federal Court Suit) against DHMV and its partners seeking to enforce various obligations of DHMV to Cleco Power and SWEPCO under the LMA, including provisions relating to the quality of the delivered lignite, pricing, and mine reclamation practices. On June 15, 1997, DHMV filed an answer denying the allegations in Cleco Power's lawsuit and filed a counterclaim asserting various contract-related claims against Cleco Power and SWEPCO. Cleco Power and SWEPCO have denied the allegations in the counterclaims.

     As a result of the counterclaims filed by DHMV in the Federal Court Suit, on August 13, 1997, Cleco Power and SWEPCO filed a lawsuit in the First Judicial District Court for Caddo Parish, Louisiana (State Court Suit) against the parent companies of DHMV, namely Jones Capital Corporation and Philipp Holzmann USA, Inc. The State Court Suit seeks to enforce a separate 1995 agreement by Jones Capital Corporation and Philipp Holzmann USA, Inc. related to the LMA. Jones Capital Corporation and Philipp Holzmann USA, Inc. have asked the state court to stay that proceeding until the Federal Court Suit isresolved.

     On March 1, 2000, the court in the Federal Court Suit ruled that DHMV was not in breach of certain financial covenants under the LMA and denied Cleco Power's and SWEPCO's claim to terminate the LMA on that basis. The ruling has no material adverse effect on the operations of Cleco Power and does not affect the other claims scheduled for trial. Cleco Power and SWEPCO have appealed the federal court's ruling to the U.S. Court of Appeals for the Fifth Circuit.

     The civil, nonjury trial in the Federal Court Suit was to have commenced on May 22, 2000. However, on April 20, 2000, all parties jointly requested that the court postpone the trial date and grant a 120-day stay of all matters before the trial court to give the parties an opportunity to attempt to reach an amicable resolution of the litigation. A preliminary memorandum of understanding to settle the litigation has been executed among Cleco Power, SWEPCO, and DHMV. The memorandum of understanding, however, is subject to several conditions precedent that are not yet fulfilled, including prior authorization by the LPSC of favorable rate recovery of the settlement by Cleco Power and SWEPCO. The federal court granted the motion, stayed the action at the trial court and postponed the trial commencement date to October 23, 2000. At a status conference held on July 12, 2000, the court extended the stay of the proceedings and again postponed the trial date to January 16, 2001. Due to the need for additional time to attempt to refine the settlement, the parties requested, and on September 26, 2000, the court ordered that the stay be extended and the trial date be postponed indefinitely. The Fifth Circuit appeal of the federal court's March 1, 2000, ruling has also been stayed pending settlement. Settlement negotiations are on-going during the pendency of the stay.

     Should settlement discussions be unsuccessful, Cleco Power and SWEPCO will continue aggressively to prosecute the claims against DHMV and defend against the counterclaims that DHMV has asserted. Cleco Power and SWEPCO continue to pay DHMV for lignite delivered pursuant to the LMA. Normal day-to-day operations continue at the Dolet Hills Mine and Dolet Hills Unit 1. Although the ultimate outcome of this litigation or the settlement negotiations cannot be predicted at this time, based on information currently available to the Company, management does not believe the outcome of the Federal Court Suit or any settlement in the Federal Court Suit will have a material adverse effect on the Company's financial condition or results of operations.

Note R - Discontinued Operations

     In December 2000 management decided to sell substantially all of UtiliTech's assets and discontinue UtiliTech's operations after the sale. The sale is expected to be finalized during the first quarter of 2001 with all operations estimated to cease by March 31, 2001. The assets of UtiliTech at December 31, 2000, consist of accounts receivable of approximately $3.9 million, unbilled revenues of approximately $3.4 million and goodwill, net of amortization of $0.5 million. Liabilities of UtiliTech at December 31, 2000, consist of an intercompany note payable to the Company of approximately $6.1 million and payables to vendors and employees of $1.3 million. Additional information about UtiliTech is as follows:

                                   For the year ended December 31,
                                       2000       1999       1998
------------------------------------------------------------------
                                             (Thousands)
Revenues                            $18,125    $ 6,866      $ 214
Loss from operations,
    net                             $(5,411)   $(1,304)     $(169)
Income tax benefit
    associated with loss
    from operations                 $ 3,390    $   662      $ 106
Loss on disposal of
    segment, net                    $(1,450)         -          -
Income tax benefit
    associated with loss
    on disposal                     $   908          -          -

--------------------------------------------------------------------------------

Note S - Commitments and Contingencies

     Construction and investment in joint ventures expenditures for 2001 are estimated to be $105 million, excluding AFUDC, and for the five-year period ending 2005 are expected to total $746 million, excluding AFUDC. Scheduled maturities of debt and preferred stock will total approximately $30.7 million for 2001 and approximately $297.5 million for the five-year period ending 2005.

     Air and water permits issued on or about July 13, 2000, by the Louisiana Department of Environmental Quality (LDEQ) to APP were judicially appealed by various citizens and environmental action groups (APP-related petitioners) in early August 2000. APP is engaged in the developmental stages of the construction, ownership and operation of a new electric generating plant near Eunice, Louisiana. APP-related petitioners filed their appeals to the air and water permits in the 19th Judicial District Court in Baton Rouge, Louisiana. APP-related petitioners asked the court to reverse the air and water permits issued by the LDEQ and allege that LDEQ's decision to issue the permits was arbitrary, capricious and procedurally inadequate. APP-related petitioners have also asked the court to stay APP's power plant construction activities pending resolution of the litigation. APP has denied APP-related petitioners' allegations and is vigorously defending the validity of the permits issued to it by the LDEQ. The permits could be upheld, reversed, or remanded in whole or in part. If the permits were to be reversed in material part by the court, APP may be required to cease its construction of the generating plant temporarily or permanently, depending on the nature and details of the reversal. If the court were to remand the permits, without reversing them, to the LDEQ for further proceedings, APP's continuation of construction of the generating plant may be jeopardized, depending upon the nature and details of the remand. Oral arguments on the appeal of these permits were held on February 5, 2001. The parties are awaiting the court's ruling. Although the ultimate outcome of this action cannot be predicted at this time, based on information currently available to the Company, management does not believe the outcome of this action will have a material adverse effect on the Company's financial condition or results of operations.

     An air permit issued by the LDEQ on August 25, 2000, to Perryville Energy Partners LLC (PEP), a joint venture in which Midstream has a 50 percent interest with Mirant Corporation, was judicially appealed by various citizens and community action groups (PEP-related petitioners). PEP is engaged in the developmental stages of the construction, ownership and operation of a new electric generating plant near Perryville, Louisiana. PEP-related petitioners filed their appeal of the air permit in the 19th Judicial District Court in Baton Rouge, Louisiana, alleging that the issuance of the air permit violates the Louisiana Constitution, the public trustee doctrine and state and federal environmental laws. PEP-related petitioners have asked that the district court reverse the permit decision or remand the permit decision to require that the LDEQ address certain alleged deficiencies in its issuance of the permit and have also requested that the court stay the air permit. PEP denies PEP-related petitioners' allegations and is vigorously defending the validity of the permit issued to it by the LDEQ. The permit could be upheld, reversed or remanded, in whole or in part. In the event of a reversal or remand by the court, PEP's construction of the generating plant may be delayed, depending upon the nature and details of the reversal or remand. A hearing date on PEP-related petitioners' challenge to the permit has not yet been scheduled with the court. Although the ultimate outcome of this action cannot be predicted at this time, based on information currently available to the Company, management does not believe the outcome of this action will have a material adverse effect on the Company's financial condition or results of operations.

     For the upcoming session of the Louisiana Legislature, a proposed bill, Senate Bill 1, has been filed for consideration. The bill institutes a process by which all new industrial and agricultural users of groundwater must apply for and obtain permits to pump groundwater if their wells have a maximum potential flow rate of one million gallons per day or more. If the bill becomes law, it will be effective prior to the date APP's generating plant is completed and operating. In its current form, the draft bill may require APP to apply for and obtain a permit for the wells the plant will use. If APP were required to apply for a permit under the bill, thereis no guarantee that APP would be successful in obtaining the permit. Although it cannot be predicted if the bill will be adopted, or what final form the bill may take, Management believes that if the bill becomes law it will not have a material adverse effect on the Company's financial condition or results of operations.

     Cleco Power has accrued for liabilities to third parties, employee medical benefits, storm damages and deductibles under insurance policies that it maintains on major properties, primarily generating stations and transmission substations. Consistent with regulatory treatment, annual charges to operating expense to provide a reserve for future storm damages are based upon the average amount of noncapital, uninsured storm damages experienced by Cleco Power during the previous five years.

     SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," establishes accounting standards for determining if long-lived assets are impaired and when and how losses, if any, should be recognized. The Company believes that the net cash flows that will result from the operation of its assets are sufficient to cover the carrying value of the assets.

Note T - Miscellaneous Financial Information (Unaudited)

         Quarterly information for the Company for 2000 and 1999 is shown in the following table.

                                                                                     2000
------------------------------------------------------------------------------------------------------------------------
                                                        1st Quarter       2nd Quarter      3rd Quarter       4th Quarter
                                                       -----------------------------------------------------------------
                                                                    (Thousands, except per share amounts)
Operating revenues as reported in 10-Q                $   141,026         $   189,003       $   273,668      $   233,605
Adjustments:
  Operating revenue from UtiliTech                         (3,609)             (3,541)           (4,543)          (6,431)
  Reclassification to/from other income (expense)            (322)              1,159                 -                -
Operating revenues                                     $  137,095         $   186,621      $    269,125      $   227,174
------------------------------------------------------------------------------------------------------------------------
Operating income as reported in 10-Q                   $   23,103         $    31,748      $     59,805      $    21,466
Adjustments:
  Operating loss from UtiliTech                               660               2,407             1,794            3,289
  Reclassification to/from other income (expense)             430               2,477                16
Operating income                                           24,193              36,632            61,615           24,755
------------------------------------------------------------------------------------------------------------------------
Loss from discontinued operations, net of tax          $     (438)        $    (1,599)     $     (1,192)     $    (2,182)
Loss on disposal of segment, net of tax                         -                   -                 -      $    (1,450)
Extraordinary gain, net of tax                         $    2,508                   -                 -                -
Net income applicable to common stock                  $   12,258         $    16,454      $     29,677      $     4,725
Net income applicable to common before
  extraordinary tax                                    $    9,750         $    16,454      $     29,677      $     4,725
Basic net income applicable to common before
  extraordinary item per average common share          $     0.43         $      0.73      $       1.32      $      0.21
Basic net income per average common share              $     0.54         $      0.73      $       1.32      $      0.21
Diluted net income applicable to common before
  extraordinary item per average common share          $     0.43         $      0.71      $       1.26      $      0.21
Diluted net income per average common share            $     0.53         $      0.71      $       1.26      $      0.21
Dividends paid per common share                        $    0.415         $     0.425      $      0.425      $     0.425
Closing market price per share
  High                                                 $    33.94         $     36.25      $      46.75      $     55.38
  Low                                                  $    30.44         $     32.88      $      34.13      $     44.63
------------------------------------------------------------------------------------------------------------------------

                                                                                     1999
------------------------------------------------------------------------------------------------------------------------
                                                        1st Quarter       2nd Quarter      3rd Quarter       4th Quarter
                                                       -----------------------------------------------------------------
                                                                    (Thousands, except per share amounts)
Operating revenues as reported in 10-Q                 $  121,719         $   222,474      $    285,032      $   138,975
Adjustments:
    Operating revenue from UtiliTech                            -                   -            (1,465)          (2,651)
    Reclassification to/from other income (expense)             -                  (3)             (403)             757
    Operating revenues                                 $  121,719         $   222,471      $    283,164      $   137,081
------------------------------------------------------------------------------------------------------------------------
    Operating income as reported in 10-Q               $   19,481         $    29,519      $     47,291      $    16,250
------------------------------------------------------------------------------------------------------------------------
Adjustments:
    Operating loss from UtiliTech                               -                   -               321            1,216
    Reclassification to/from other income (expense)            (3)                 (6)             (406)             753
Operating income                                       $   19,478         $    29,513      $     47,206      $    18,219
------------------------------------------------------------------------------------------------------------------------
Loss from discontinued operations, net of tax          $     (188)        $      (170)     $       (198)     $      (748)
Net income applicable to common stock                  $    8,017         $    13,716      $     25,152      $     7,871
Basic net income per average common share              $     0.36         $      0.61      $       1.12      $      0.35
Diluted net income per average common share            $     0.35         $      0.59      $       1.07      $      0.35
Dividends paid per common share                        $    0.405         $     0.415      $      0.415      $     0.415
Closing market price per share
    High                                               $    35.50         $     33.56      $      33.63      $     35.19
    Low                                                $    28.25         $     28.44      $      30.06      $     31.13

     The Company's common stock is listed for trading on the New York and Pacific stock exchanges under the ticker symbol "CNL." The Company's preferred stock is not listed on any stock exchange. On December 31, 2000, the Company had 9,386 common and 118 preferred shareholders, as determined from the records of the transfer agent.

     On January 26, 2001, the Company's Board of Directors declared a quarterly dividend of 42.5 cents per share payable February 15, 2001, to common shareholders of record on February 5, 2001. Preferred dividends were also declared payable March 1, 2001, to preferred shareholders of record on February 15, 2001.

[LETTERHEAD OF PRICEWATERHOUSECOOPERS]

                        Report of Independent Accountants

To the Shareholders and
Board of Directors of Cleco Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of changes in common shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Cleco Corporation and its subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

January 30, 2001

Cleco Corporation
Selected Financial Data (Unaudited)

                                                                 2000        1999          1998        1997         1996
--------------------------------------------------------------------------------------------------------------------------
                                                                (In thousands, except per share amounts and percentages)
Selected Consolidated Income Statement Items
Revenue from retail electric operations, net               $   618,295   $   506,014  $   482,480  $   456,245 $   437,121
Fuel and purchased power for retail electric operations        303,987       210,532      195,748      180,599     171,251
--------------------------------------------------------------------------------------------------------------------------
Gross profit from retail electric operations                   314,308       295,482      286,732      275,646     265,870
--------------------------------------------------------------------------------------------------------------------------
Revenue from energy marketing operations                       159,696       256,780       32,695            -           -
--------------------------------------------------------------------------------------------------------------------------
Purchases from energy marketing operations                     141,352       244,384       27,322            -           -
--------------------------------------------------------------------------------------------------------------------------
Gross profit from energy marketing operations                   18,344        12,396        5,373            -           -
--------------------------------------------------------------------------------------------------------------------------
Tolling revenue                                                 41,548             -            -            -           -
Other operating revenues                                           476         1,641            -            -           -
Other operating expenses                                       227,481       195,103      185,153      169,107     161,295
--------------------------------------------------------------------------------------------------------------------------
Operating income                                               147,195       114,416      106,952      106,539     104,575
Total other income, net                                          6,406         1,023        1,149        2,319       1,723
Interest and AFUDC, net                                         49,305        29,603       27,360       28,586      28,009
--------------------------------------------------------------------------------------------------------------------------
Net income before income taxes, discontinued
   operations, extraordinary item, and preferred
   dividends                                                   104,296        85,836       80,741       80,272      78,289
Income taxes                                                    34,961        27,766       26,771       27,729      26,154
Discontinued operations
   Loss from operations, net of income taxes                     5,411         1,304          169           24           -
   Loss on disposal of segment, net of income
     taxes                                                       1,450             -            -            -           -
Gain on extraordinary item, net of income taxes                  2,508             -            -            -           -
Preferred dividend requirements, net                             1,870         2,010        2,137        2,117       2,074
--------------------------------------------------------------------------------------------------------------------------
Net income applicable to common stock                      $    63,112   $    54,756  $    51,664  $    50,402 $    50,061
--------------------------------------------------------------------------------------------------------------------------
Basic EPS from continuing operations                       $      3.00   $      2.49  $      2.31  $      2.24 $      2.23
Basic EPS applicable to common stock                       $      2.81   $      2.43  $      2.30  $      2.24 $      2.23
Diluted EPS from continuing operations                     $      2.91   $      2.42  $      2.24  $      2.18 $      2.16
Diluted EPS applicable to common stock                     $      2.72   $      2.37  $      2.24  $      2.18 $      2.16
EBITDA                                                     $   202,813   $   163,054  $   155,299  $   153,677 $   148,349
--------------------------------------------------------------------------------------------------------------------------
Selected Consolidated Balance Sheet and Cash Flow Items
Capital expenditures                                       $   210,577   $   179,226  $    94,030  $    77,525 $    64,425
Internal cash generation (% of capital expenditures)                36%           30%          63%         100%         96%
Property, plant, and equipment, net                        $ 1,232,758   $ 1,211,617  $ 1,089,798  $ 1,025,562 $   994,136
Total assets                                               $ 1,845,704   $ 1,704,650  $ 1,429,000  $ 1,361,044 $ 1,321,771
Total nonutility assets                                    $   543,529   $   307,468  $    85,268  $    28,591 $    25,415
Total capitalization                                       $ 1,139,150   $ 1,032,140  $   786,208  $   792,104 $   750,154
Consolidated capitalization ratios
   Common shareholders' equity                                   40.81%        42.50%       54.02%       51.60%      52.44%
   Preferred stock                                                1.33%         1.35%        2.35%        2.20%       2.12%
   Long-term debt                                                57.86%        56.15%       43.63%       46.20%      45.44%
--------------------------------------------------------------------------------------------------------------------------
Shareholder Value Information
Average shares outstanding for year, basic                  22,473,859    22,501,324   22,480,163   22,459,770  22,442,683
Average shares outstanding for year, diluted                23,827,477    23,848,515   23,867,458   23,864,031  23,857,967
Market capitalization at year-end                          $ 1,228,720   $   719,551  $   771,556  $   727,237 $   620,252
Book value per common share at year-end                    $     20.68   $     19.49  $     18.89  $     18.20 $     17.52
Dividends paid per common share                            $      1.69   $      1.65  $      1.61  $      1.57 $      1.53
Dividend-payout ratio                                             60.2%         67.8%        70.1%        70.0%       68.6%
Dividend yield at year-end                                         3.1%          5.1%         4.7%         4.8%        5.5%
Return on average common equity                                   14.0%         12.7%        12.4%        12.6%       13.0%
Total return to shareholders                                      76.0%         (2.5%)       11.0%        22.9%        8.5%
Price-earnings ratio at year-end                                  19.5x         13.2x        14.9x        14.5x       12.4x
Market value to EBITDA at year-end                                6.06x         4.42x        4.97x        4.67x       4.18x
Market-to-book ratio at year-end                                  2.65x         1.64x        1.82x        1.78x       1.58x
Market value to capitalization at year-end                         108%           70%          98%          92%         83%
Effective tax rate                                                33.5%         32.3%        33.2%        34.5%       33.4%

Cleco Corporation
Selected Operating Data (Unaudited)

                                                                 2000        1999          1998        1997        1996
------------------------------------------------------------------------------------------------------------------------
Sales of Electricity - Cleco Power
Electric energy sales (millions of kilowatt-hours)
    Residential                                                 3,357       3,208         3,230       2,838        2,723
    Commercial                                                  1,675       1,597         1,529       1,393        1,345
    Industrial                                                  2,926       2,720         2,518       2,467        2,362
    Other retail                                                  589         574           555         533          526
------------------------------------------------------------------------------------------------------------------------
    Total retail                                                8,547       8,099         7,832       7,231        6,956
    Sales for resale                                              500       6,314         1,503         468          621
------------------------------------------------------------------------------------------------------------------------
    Total electric sales                                        9,047      14,413         9,335       7,699        7,577
========================================================================================================================

Energy Supply and Production Data - Cleco Power
Energy supply (millions of kilowatt-hours)
    Net generation - system plants                              6,254       6,378         6,764       6,227        5,348
    Purchased power                                             3,109       8,730         3,031       1,985        2,803
------------------------------------------------------------------------------------------------------------------------
    Total energy supply                                         9,363      15,108         9,795       8,212        8,151
========================================================================================================================
    Generating capability (megawatts)                           2,767       1,713         1,713       1,713        1,713
    Peak demand (megawatts)                                     1,839       1,767         1,627       1,560        1,500
    Cost of fuel per KWH                                     $ 0.0328    $ 0.0236      $ 0.0228    $ 0.0235     $ 0.0225
Fuel Mix:
    Coal & lignite                                               35.4%       33.3%         37.3%       43.0%        41.5%
    Natural gas & oil                                            30.4%       39.7%         39.0%       33.7%        25.1%
    Purchased power                                              34.2%       27.0%         23.7%       23.3%        33.4%
    System annual load factor                                    55.4%       54.3%         56.2%       56.1%        56.1%

Electric Utility Customer Data

Total customers                                               249,175     246,508       242,457     238,061      224,703
Telephone access:
    Percent calls answered within 20 seconds                       83%         67%           50%          -            -
    Average speed of answer (seconds)                              15          39            47          46            -
Average revenue per KWH sold
    Residential                                              $ 0.0779    $ 0.0682      $ 0.0677    $ 0.0686     $ 0.0684
    Commercial                                               $ 0.0718    $ 0.0624      $ 0.0612    $ 0.0630     $ 0.0625
    Industrial                                               $ 0.0500    $ 0.0421      $ 0.0415    $ 0.0425     $ 0.0418
    Other                                                    $ 0.0978    $ 0.0612      $ 0.0605    $ 0.0483     $ 0.0414
    Composite for regular customers                          $ 0.0685    $ 0.0578      $ 0.0575    $ 0.0566     $ 0.0550
Net utility plant (in thousands)
    Production                                               $231,108    $246,810      $264,891    $277,779     $297,024
    Transmission                                             $240,256    $231,953      $226,493    $219,239     $218,191
    Distribution                                             $419,737    $411,520      $406,063    $386,990     $348,295
    Other                                                    $ 90,162    $ 92,756      $ 92,832    $ 95,341     $ 89,388

System Average Interruption Duration Index (SAIDI)               1.82        1.78          1.75        1.43         1.43
(Average amount of hours a customer's service is interrupted)

System Average Interruption Frequency Index (SAIFI)              1.41        1.39          1.25        1.47         1.34
(Average number of times a customer's service is interrupted)

Customer Satisfaction Percentage                                   94%         97%           95%         95%          92%
========================================================================================================================